UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  ___)

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NORTHERN OIL AND GAS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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601 Carlson Pkwy ● Suite 990
Minnetonka, Minnesota 55305

August 3, 2018
Dear Stockholder:

We are pleased to invite you to attend the 2018 Annual Meeting of Stockholders of Northern Oil and Gas, Inc., a Delaware corporation (“NOG”, the “Company,” “we,” “our” or “us”) to be held at the JW Marriott Minneapolis, 2141 Lindau Lane, Minneapolis, Minnesota 55425, on August 23, 2018, commencing at 8:30 a.m. Central Time.

The formal notice of the meeting and proxy statement follow this cover letter. Enclosed with this proxy statement are your proxy card, a return envelope and a copy of our Annual Report on Form 10-K, for the year ended December 31, 2017.

We hope you are able to attend the meeting.
Thank you.

Northern Oil and Gas, Inc.

Bahram Akradi Chairman of the Board of Directors

NORTHERN OIL AND GAS, INC.
601 Carlson Pkwy ● Suite 990
Minnetonka, Minnesota 55305

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 23, 2018

To the Stockholders of Northern Oil and Gas, Inc.:

Notice is hereby given that the 2018 Annual Meeting of Stockholders of Northern Oil and Gas, Inc., a Delaware corporation, (“NOG”, the “Company,” “we,” “our” or “us”) will be held at the JW Marriott Minneapolis, 2141 Lindau Lane, Minneapolis, Minnesota 55425, on August 23, 2018, at 8:30 a.m. Central Time (the “Annual Meeting”).  The Annual Meeting is being held for the following purposes:

1.	To elect eight directors to serve until the Annual Meeting of Stockholders in 2019;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

3.	To approve an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of common stock to 675,000,000;

4.	To approve our new 2018 Equity Incentive Plan; and

5.	To approve, on an advisory basis, the compensation paid to our named executive officers.
Only stockholders of record at the close of business on June 28, 2018, are entitled to notice of, and to vote at, the Annual Meeting, or any adjournment(s) or postponement(s) thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting.  The following proxy materials and information are available for you to review online at www.northernoil.com/annual-meeting: (i) our notice of annual meeting and proxy statement (which includes directions on how to attend and vote your shares at the Annual Meeting); (ii) our Annual Report on Form 10-K for the year ended December 31, 2017, as amended; and (iii) our form of proxy card.

Your vote is important.  You may vote your shares in person at the Annual Meeting, via the Internet, by telephone or by mail.  Please refer to the section “Voting Instructions” for detailed voting instructions.  If you choose to vote in person at the Annual Meeting, via the Internet or by telephone, you do not need to mail in a proxy card or other voting instructions.  Whether or not you are able to attend the meeting in person, we urge you to vote your shares as promptly as possible.

Due to space limitations, attendance is limited to stockholders and one guest each.  Admission to the Annual Meeting is on a first-come, first-served basis.  A valid government-issued picture identification and proof of stock ownership as of the record date may be required in order to attend the meeting.  If you hold Northern Oil and Gas, Inc. stock through a broker, bank, trust or other nominee, please bring a copy of a statement reflecting your stock ownership as of the record date.  If you plan to attend as the proxy of a stockholder or to vote in person, you must present a legal proxy.  Cameras, recording devices and other electronic devices are not permitted.

We look forward to seeing you at the Annual Meeting.

On behalf of the Board of Directors

Bahram Akradi Chairman of the Board of Directors

Minnetonka, Minnesota
August 3, 2018

i

NORTHERN OIL AND GAS, INC.
601 Carlson Pkwy ● Suite 990
Minnetonka, Minnesota 55305

PROXY STATEMENT
2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 23, 2018
THE ANNUAL MEETING
We are furnishing you this proxy statement in connection with the solicitation of proxies by our board of directors in connection with the Annual Meeting that will be held Thursday, August 23, 2018 at 8:30 a.m. Central Time, at the JW Marriott Minneapolis, 2141 Lindau Lane, Minneapolis, Minnesota 55425. No cameras or recording equipment will be permitted at the Annual Meeting.

Definitive copies of this proxy statement and related proxy card are first being sent on or about August 3, 2018 to all stockholders of record at the close of business on June 28, 2018 (the “record date”). On the record date, there were 293,600,269 shares of our common stock outstanding and entitled to vote at the Annual Meeting, which were held by approximately 266 holders of record.

Quorum; Abstentions; Broker Non-Votes

A quorum is necessary to hold a valid meeting. The presence in person or represented by proxy of holders of a majority of the shares entitled to vote is required to constitute a quorum to hold the Annual Meeting. Based on the proposals to be voted upon, abstentions and broker non-votes will be counted as present for establishing a quorum, but are not counted towards approval of the proposal to which such abstention or non-vote relates. A broker “non-vote” occurs when shares are held by a broker and (i) the broker does not have discretionary authority to vote on a particular matter and (ii) the broker has not received voting instructions from its customer.

If a valid proxy is provided and the stockholder has not indicated how the shares are to be voted at the Annual Meeting, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and will be voted in accordance with the board of director’s recommendation on each proposal presented at the Annual Meeting. If a valid proxy is provided and the stockholder has withheld authority to vote for one or more nominees, or voted against or abstained from voting on the ratification of our independent registered public accountant or approval of our new incentive plan, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

VOTING INSTRUCTIONS

You are entitled to one vote for each share of common stock that you own as of the close of business on the record date.  Please carefully read the instructions below on how to vote your shares.  Because the instructions vary depending on how you hold your shares, it is important that you follow the instructions that apply to your particular situation.

If Your Shares are Held in Your Name

Stockholders of Record.  If your shares are registered directly in your name with the company’s transfer agent, you are considered the stockholder of record with respect to those shares, and your proxy materials, proxy card or other voting instructions is being sent directly to you by our agent.  As a stockholder of record, you have the right to vote by proxy or to vote in person at the Annual Meeting.

Voting by Proxy.  Even if you plan to attend the Annual Meeting, please vote as soon as possible by Internet, phone or mail in accordance with the instructions provided to you on your proxy materials or proxy card from our agent.

Voting in Person at the Annual Meeting.  If you plan to attend the Annual Meeting, you can vote in person.  In order to vote at the Annual Meeting, you will need to bring your share certificates or other evidence of your share ownership with you to the Annual Meeting.

Multiple proxy cards.  If you receive more than one proxy card, it likely means that you have multiple accounts with the transfer agent.  Please vote all of the shares.

Revoking your Proxy.  As long as your shares are registered in your name, you may revoke your proxy at any time before it is exercised at the Annual Meeting.  There are several ways you can do this:

•	by filing a written notice of revocation with our corporate secretary prior to commencement of the Annual Meeting;

•	by submitting another proper proxy with a more recent date than that of the proxy first given by signing, dating and returning a proxy card to our company by mail; or

•	by attending the Annual Meeting and voting in person.

If Your Shares are Held in “Street Name”

Beneficial Owners.  If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” The broker or nominee is considered the stockholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker how to vote.

Voting by Proxy.  If your shares are registered in the name of your broker or nominee, you will receive instructions from such broker or nominee that you must follow in order for your shares to be voted.  If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker or nominee does not have discretionary authority to vote.

Voting in Person at the Annual Meeting.  If you plan to attend the Annual Meeting and vote in person, you should contact your broker or nominee to obtain a legal proxy or “broker’s proxy card” and bring it and your account statement or other evidence of your share ownership with you to the Annual Meeting.

Multiple Proxy Cards.  If you receive more than one broker proxy card or voting instruction card, it likely means that you have multiple accounts with one or more holders of record.  Please vote all of the shares.

Revoking your Proxy.  If your shares are held in street name, you must contact your holder of record to revoke your proxy.

Voting Procedures

By granting us your proxy, you authorize the individuals named on the proxy card or other instructions to represent you and vote your shares in the manner you indicate at the Annual Meeting or at any adjournment or postponement thereof.  Shares represented by a proxy properly submitted prior to the Annual Meeting will be voted at the Annual Meeting in the manner specified on such proxy.  If you return a proxy card but do not specify how you want to vote your shares at the Annual Meeting, your shares will be voted in accordance with the recommendation of our board of directors on each proposal.

Voting List

Our bylaws require that we make available for inspection by any stockholder, at least ten days before each meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting or any adjournment thereof, for a period of ten days prior to such meeting and during the whole time of the meeting.

Such list will be available for inspection during normal business hours by appropriate parties at our principal executive offices located at 601 Carlson Pkwy, Suite 990, Minnetonka, Minnesota 55305.  If you would like to review such list, please contact Investor Relations in advance via telephone at (952) 476-9800 or by mail to Northern Oil and Gas, Inc., 601 Carlson Pkwy, Suite 990, Minnetonka, Minnesota 55305, Attention: Investor Relations.

Tabulating the Vote

Broadridge Financial Solutions will tabulate votes in preparation for the Annual Meeting and will provide a third-party representative to act as inspector of election at the Annual Meeting.  All votes received prior to the meeting date, and all votes cast at the Annual Meeting, will be tabulated by Broadridge Financial Solutions, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Other Information

We will bear the cost of soliciting proxies.  In addition to this notice by mail, we request and encourage brokers, custodians, nominees and others to supply proxy materials to stockholders and we will reimburse them for their expenses.  Our officers and employees may, by letter, telephone, facsimile, electronic mail, or in person, make additional requests for the return of proxies, although we do not reimburse our own employees for soliciting proxies.  We have engaged Morrow Sodali, LLC, 470 West Ave., Stamford, CT 06902, to assist us in the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements that are not expected to exceed $13,500 in the aggregate.

None of the items proposed for approval at the Annual Meeting are of the nature that the laws of the state of Delaware or our bylaws would provide a right of our stockholders to dissent and obtain appraisal of or payment for such stockholders’ common stock.

CORPORATE GOVERNANCE

Our Board of Directors and Committees

Meetings and Attendance

During the 2017 fiscal year, our board of directors held fifteen meetings, our audit committee held four meetings, our compensation committee held three meetings and our nominating committee held three meetings.  Each board member attended at least 75% of the aggregate of the board of directors meetings held in 2017 and the audit, compensation and nominating committee meetings held in 2017 for which he or she was a committee member.

Board Committees

The board of directors has standing audit, compensation and nominating committees.  All three committees consist solely of independent directors.  The table below shows the current membership of the committees and identifies our independent directors and nominees.

Name	Audit Committee	Compensation Committee	Nominating Committee	Independent Directors
Bahram Akradi		✓*		✓+
Lisa Bromiley	✓*	✓		✓
Roy Easley	✓			✓
Michael Frantz			✓	✓
Robert Grabb	✓		✓	✓
Delos Cy Jamison				✓
Jack King			✓*	✓
Michael Popejoy		✓		✓
Joseph Lenz (Nominee)				✓
___________________________

*	Denotes committee chairperson.
+	Mr. Akradi has served as chairman of the board of directors since January 2018.

We have adopted written charters for each of these committees.  Current copies of all committee charters appear on the corporate governance section of our website at www.northernoil.com and are available in print upon written request to Northern Oil and Gas, Inc., 601 Carlson Pkwy, Suite 990, Minnetonka, Minnesota 55305, Attention: Corporate Secretary.

Audit Committee and Financial Expert

The audit committee’s primary function is to assist our board of directors in its general oversight of our company’s corporate accounting, financial reporting, internal control and audit functions.  The audit committee’s main duties include recommending a firm of independent certified public accountants to audit the annual financial statements, reviewing the independent auditor’s independence, the financial statements and their audit report and reviewing management’s administration of the system of internal accounting controls.  Ms. Bromiley is an “audit committee financial expert” as defined in the applicable Securities and Exchange Commission (“SEC”) rules.  Each of our current audit committee members and each member who served on the committee in 2017 is considered to be an “independent director” as defined in the NYSE American Company Guide.

To assist the audit committee in fulfilling its duties, our management provides the committee with information and reports as needed and requested.  Our audit committee is also provided access to our general counsel and has the ability to retain outside legal counsel or other experts at its sole discretion if it deems such action to be necessary.

Compensation Committee

Our compensation committee charter authorizes our compensation committee to review and approve annual base salary and incentive compensation levels, employment agreements and benefits of the chief executive officer and other key executives, as well as equity-based compensation awarded to any employee.  The compensation committee charter provides that the committee may retain consultants and advisors to advise the committee on compensation issues requiring outside expertise.  The compensation committee may also consult with our audit committee and our independent auditors for the purpose of reviewing any calculations required under any company incentive compensation plans.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee, including anyone who served as a member during 2017, is a former or current officer or employee of our company or is an executive officer of another company where an executive officer of our company serves as a director.

Nominating Committee

Our nominating committee charter provides that persons nominated for election or appointment as directors shall be evaluated by the nominating committee in light of their education, reputation, experience, independence, leadership qualities, personal integrity and such other criteria as the nominating committee deems relevant.  The nominating committee does not have a specific policy as to considering diversity in identifying nominees for director, however seeking to build a board with diversity of experience and skills is one of the other criteria that the nominating committee may deem relevant in its evaluation.

Our nominating committee has adopted specific qualifications that they believe are necessary and appropriate for membership on our board of directors.  The nominating committee identifies and evaluates nominees through internal discussions with committee members, management and other board members.  The nominating committee meets annually to review board qualifications, assess whether our existing board members meet those qualifications and discuss whether any additional individuals should be nominated to serve on our board of directors.

Pursuant to procedures adopted by our nominating committee, stockholders who wish to recommend individuals for consideration by our nominating committee to become nominees for election to our board of directors may do so by submitting a written recommendation to our nominating committee, c/o Corporate Secretary, 601 Carlson Pkwy, Suite 990, Minnetonka, Minnesota 55305.  Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five years of employment history and any past and current board memberships.  The submission must be accompanied by a written consent of the individual to stand for election if nominated by our nominating committee and to serve if elected by our board of directors or our stockholders, as applicable.  Alternatively, stockholders may directly nominate a person for election to our board of directors by complying with the procedures set forth in our bylaws, any applicable rules and regulations of the Securities and Exchange Commission and any applicable laws.

Our nominating committee charter provides that the nominating committee may retain consultants and advisors to assist it in the process of identifying and evaluating candidates.  The nominating committee may also seek advice from our regular counsel or retain separate counsel to assist it in the execution of its responsibilities.

Director Independence

Our board has determined that Messrs. Akradi, Easley, Frantz, Grabb, Jamison, King, Popejoy, Richard Weber, and Ms. Bromiley, representing our current directors and each person who served as a director during 2017, to be an “independent director” as defined in the NYSE American Company Guide. Additionally, Mr. Lenz is expected to also qualify as an “independent director” after his election at the Annual Meeting. In reaching this determination with respect to Messrs. Frantz and Popejoy, the board considered their employment relationships with TRT Holdings, Inc. (which, together with its affiliates, is a significant common stockholder of the company and also a holder of a significant amount of the company’s senior debt) and determined, as it did for all other directors and nominees, that no relationship exists that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. There are no familial relationships between any of our directors and executive officers.

Board Leadership Structure and Role in Risk Oversight

We have separated the roles of the chief executive officer and chairman of the board of our company since January 2016. This separation is in recognition of the differences between the two roles and the value of having the distinct and different perspectives and experiences of a separate chief executive officer and chairman of the board. The non-executive chairman is responsible for, among other things, developing the agenda and procedures for the board’s work, presiding over meetings of the full board and executive sessions of the independent directors, acting as a liaison between the non-management directors and management, coordinating the director recruitment process, leading succession planning efforts and facilitating communications with investors.

Our management is responsible for defining the various risks we face, formulating risk management policies and procedures and managing our risk exposure.  The board’s responsibility is to monitor our risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks.  The audit committee of the board is primarily responsible for monitoring management’s responsibility in the area of risk oversight, and the non-executive chairman also plays a key role in this regard given his regular communications with management.  Management regularly reports to our audit committee on risk management, which in turn reports on the matters discussed at the committee level to the full board.  The audit committee and the full board focus on the material risks our company faces to assess whether management has reasonable controls in place to address these risks.  The board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

Communications with Board Members

The board of directors has provided the following process for stockholders or other interested parties to send communications to the board, any committee of the board, or our non-management directors as a group, by writing to them c/o Corporate Secretary, Northern Oil and Gas, Inc., 601 Carlson Pkwy, Suite 990, Minnetonka, Minnesota 55305.  Communications to individual directors, including the Chairman of the Board, may also be made to such director at our address.  All communications sent to the chair of the audit committee or to any individual director will be received directly by such individuals and will not be screened or reviewed by any company personnel.  Any communications sent to the board of directors, or the non-management directors as a group, in the care of the Corporate Secretary will be reviewed by the Corporate Secretary to ensure that such communications relate to the business of our company before being reviewed by the board or the non-management directors, as applicable.

Code of Business Conduct and Ethics

The board of directors has adopted the Northern Oil and Gas, Inc. Code of Business Conduct and Ethics that applies to our directors and employees.  A current copy of our Code of Business Conduct and Ethics can be found on the corporate governance section of our website at www.northernoil.com and is available in print upon written request to Northern Oil and Gas, Inc., 601 Carlson Pkwy, Suite 990, Minnetonka, Minnesota 55305, Attention: Corporate Secretary.

Board Member Attendance at Annual Meetings

We encourage all of our directors to attend the annual meeting of stockholders.  We generally hold a board meeting coincident with the annual stockholders’ meeting to minimize director travel obligations and facilitate their attendance at the annual stockholders’ meeting.  All of our then current directors attended our 2017 annual meeting of stockholders.  We anticipate that our directors will attend the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information, to the best of our knowledge, about the beneficial ownership of our common stock on June 28, 2018, held by those persons known to beneficially own more than 5% of our capital stock, by our directors and director nominees, by our named executive officers (as defined under “Executive Compensation” below), executive officers, and by our directors and executive officers as a group.  The percentage of beneficial ownership for the following table is based on 293,600,269 shares of common stock outstanding as of June 28, 2018.

Beneficial ownership is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose.  Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power.  It also includes (unless footnoted) shares of common stock that the stockholder has a right to acquire within 60 days after June 28, 2018 through the exercise of any option or other right.  The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the SEC, that only the person or entity whose ownership is being reported has converted options into shares of our common stock.

Name(1)	Number of Shares		Percent of Common Stock
Certain Beneficial Owners:
TRT Holdings, Inc. 4001 Maple Ave., Suite 600, Dallas, TX 75219	73,713,619	(2)	25.1%

Directors, Nominees, Named Executive Officers and Executive Officers:
Bahram Akradi	15,447,611		5.3%
Lisa Bromiley	232,736		*
Roy Easley	42,700		*
Michael Frantz	159,548		*
Robert Grabb	289,891		*
Delos Cy Jamison(3)	199,356		*
Jack King	224,507		*
Joseph Lenz	—		*
Michael Popejoy	135,073		*
Chad Allen	189,145		*
Adam Dirlam	307,756		*
Brandon Elliott	372,561
Nicholas O’Grady	360,000		*
Michael Reger	8,968,307		3.0%
Erik Romslo	548,772		*
Thomas Stoelk(4)	227,496		*
Directors, Nominees and Current Executive Officers as a Group (15 persons)	27,202,914		9.3%
__________

*	Denotes less than 1% ownership.

(1)
As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).  The address of each member of management and each director is care of our company.

(2)
The information is based on information reported to the SEC in an amended Schedule 13D filed by TRT Holdings, Inc., Cresta Investments, LLC, Cresta Greenwood, LLC and Robert B. Rowling (the “Reporting Persons”) on May 18, 2018.  The Reporting Persons beneficially own, in the aggregate, 73,713,619 common shares. TRT Holdings, Inc. has sole voting power and sole dispositive power with respect to 61,274,808 shares.  Cresta Investments, LLC has sole voting power and sole dispositive power with respect to 7,947,921 shares.  Cresta Greenwood, LLC has sole voting power and sole dispositive power with respect to 1,344,223 shares.  Mr. Rowling beneficially owns all 73,713,619 common shares held directly by TRT Holdings, Inc., Cresta Investments, LLC and Cresta Greenwood, LLC.  Mr. Rowling beneficially owns the common shares held directly by TRT Holdings, Inc. due to his ownership of all of the shares of Class B

Common Stock of TRT Holdings, Inc.  Mr. Rowling beneficially owns the common shares held directly by Cresta Investments, LLC and Cresta Greenwood, LLC due to his direct and indirect ownership of 100% of the ownership interests in such entities.

(3)	Mr. Jamison is not nominated for election and his term of service will not continue after the Annual Meeting.

(4)	Mr. Stoelk resigned all positions with the company on January 31, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC.  Such officers, directors and stockholders are required by the SEC to furnish us with copies of all such reports.  To our knowledge, based solely on a review of copies of reports filed with the SEC during the last fiscal year, all applicable Section 16(a) filing requirements were timely filed and met.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors represents the interests of our stockholders as a whole and is responsible for directing the management of the business and affairs of our company as provided by Delaware law.  Directors are elected each year at the annual meeting by our stockholders.  We do not have a classified board of directors.  Eight directors will be elected at this year’s meeting.  Each director’s term will last until the 2019 Annual Meeting of Stockholders and until he or she is succeeded by another qualified director who has been elected.  All the nominees, except Joseph Lenz, are currently directors of our company. Mr. Lenz is being nominated to fill the seat currently occupied by Delos Cy Jamison, who is not being nominated for re-election.  There are no familial relationships between any of our directors and executive officers.

Directors and Director Nominees

If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the board of directors or the board may reduce the number of directors to be elected at the meeting.  On May 15, 2018, our company entered into an amended and restated letter agreement with Robert B. Rowling, Cresta Investments, LLC, Cresta Greenwood, LLC, TRT Holdings, Inc., Michael Frantz, Michael Popejoy, Ernie Easley and Bahram Akradi. Under the terms of the agreement, the company agreed to appoint Mr. Easley to the board promptly following execution of the agreement and, subject to certain conditions, to nominate Mr. Popejoy, Mr. Frantz and Mr. Easley for election to the board at the company's annual meetings of stockholders. Set forth below is information furnished with respect to each current director and nominee for election as a director.

Name	Age	Position(s)
Bahram Akradi	57	Director, Chairman of the Board
Lisa Bromiley	45	Director
Roy “Ernie” Easley	59	Director
Michael Frantz	33	Director
Robert Grabb	66	Director
Delos Cy Jamison	69	Director; not standing for re-election
Jack King	66	Director
Joseph Lenz	29	Director Nominee
Michael Popejoy	64	Director

Mr. Akradi has served as a director since July 2017, was appointed lead independent director of our company in December 2017, and was appointed chairman of the board in January 2018. Mr. Akradi has served as Chairman of the Board, President, Chief Executive Officer and a director of LTF Holdings, Inc. and its wholly owned subsidiary, Life Time Fitness, Inc., since September 2015. Prior to that, for a period of more than five years, Mr. Akradi was Chairman of the Board, President, Chief Executive Officer and a director of Life Time Fitness, Inc., which was a public company until it was taken private in 2015. Mr. Akradi holds a B.S. degree in Electrical Engineering from the University of Colorado.

Ms. Bromiley has served as a director since September 2007. Ms. Bromiley has served as the Chief Financial Officer of BioUrja Group, a privately-held group of companies focused on global commodity trading, since February 2018.  From August 2014 to February 2018, Ms. Bromiley served as the Chief Financial Officer of P3 Petroleum, LLC, an independent oil and gas exploration and production company focused in Texas, Louisiana and Mississippi. From 2010 to July 2014, Ms. Bromiley provided executive financial and accounting consulting services for mergers, acquisitions, bankruptcy reorganizations and raising capital with SolomonEdwardsGroup, LLC, a national CFO services firm, except from April 2012 to September 2013, when she served as Vice President of Business Development for Epsilon Energy Ltd., a public independent oil and gas exploration company focused on the Marcellus Shale in Pennsylvania and Bakken Shale of Saskatchewan. Ms. Bromiley served as Chief Financial Officer and Treasurer of Platinum Energy Resources, Inc., a public independent oil and gas exploration and production company, from August 2008 to June 2009. She served as Chief Financial Officer of Flotek Industries, Inc., a public oilfield service company, from April 2004 to August 2008. Prior to joining Flotek, Ms. Bromiley worked in the energy audit practice of PricewaterhouseCoopers, LLP and worked for two Fortune 500 companies. Ms. Bromiley served in various accounting, finance, SEC reporting and risk management positions. Ms. Bromiley is a Certified Public Accountant. Ms. Bromiley is a member of the American Institute of Certified Public Accountants, KPMG Audit Committee Institute, Financial Executives International and National Association of Corporate Directors. Ms. Bromiley holds B.B.A. and Masters of Accountancy degrees from the University of Texas.

Mr. Easley has served as a director since June 2018 and has served as Senior Vice President – Exploration and Development at CH4 Energy since November 2017. Previously, Mr. Easley has served in various roles, including all aspects of exploration & development and managing multi-disciplinary functions including land, reservoir, and drilling and completions professionals, at companies including BOPCO, L.P. (Vice President - Exploration and Development, from August 2012 to August 2017), Hunt Oil Company, Chieftain International, Tana Oil and Gas Corporation and Exxon Company, U.S.A. Mr. Easley has also been directly involved in the acquisition, development and divestiture of several large exploration projects in the United States. Mr. Easley holds a Bachelor of Science in Geological Sciences from the University of Texas at Austin.

Mr. Frantz has served as a director since August 2016 and has served as the Vice President, Investments of TRT Holdings, Inc., a diversified private holding company based in Dallas, Texas, since February 2010. Mr. Frantz is the head of TRT Holdings investment team which is responsible for sourcing, diligencing and managing new investment opportunities. Prior to TRT Holdings, Mr. Frantz was an Analyst with J.P. Morgan Asset Management from July 2008 to February 2010. Mr. Frantz currently serves on the Advisory Board of Dos Rios Partners. Mr. Frantz holds a B.A. degree in Business Administration, with a concentration in Finance and Accounting and a Masters in Professional Accounting from the University of Texas at Austin, McCombs School of Business.

Mr. Grabb has served as a director since May 2007 and is a Registered Petroleum Geologist with over 30 years of experience in the oil and gas industry. Mr. Grabb provides both geological and industry expertise as it relates to our exploration prospects and drilling programs. Mr. Grabb has served as Vice President- Exploration and Geosciences for Sage Natural Resources, LLC since January 2018. He was the Senior Geological Advisor for Samson Energy, a large privately held exploration and production company headquartered in Tulsa, Oklahoma, from March 2014 to March 2016 and previously worked as the Exploration Manager for Samson Resources Company, from March 2007 to March 2014. Prior to that, Mr. Grabb served as a geologist for Newfield Exploration from April 2003 to March 2007. Mr. Grabb holds B.S. and M.S. degrees in geology from Montana State University. Mr. Grabb is also a member of the American Association of Petroleum Geologists and the Society of Petroleum Engineers.

Mr. Jamison has served as a director since August 2011, but is not nominated for re-election at the Annual Meeting. Mr. Jamison has served as the Chairman and Chief Executive Officer of the Jamison Group LLC, which advises private landowners regarding large land exchanges with the U.S. Federal Government, since 2009. Prior to founding the Jamison Group in 2009, Mr. Jamison served from 1994 to 2009 as a Partner in the firm of Jamison and Sullivan, Inc., a diversified consulting firm that specialized in advising start-up companies regarding business development matters, lobbying on behalf of local governments and educational institutions, and assisting companies with development of business opportunities in foreign countries. Mr. Jamison was appointed by President George H. W. Bush, and served from 1989 to 1993 as the National Director of the Bureau of Land Management, Department of the Interior. Mr. Jamison also served from 1981 to 1993 as the Legislative Advisor of the Interior and Insular Affairs Committee (renamed the Natural Resources Committee), U.S. House of Representatives. Mr. Jamison holds a B.S. degree from Montana State University.

Mr. King has served as a director since May 2007 and has worked in various management positions, including land management, with Hancock Enterprises, a privately held independent oil and gas exploration and production company based in Billings, Montana, since 1983. Mr. King has been actively working in the Williston Basin and the Northern Rockies for over 30 years. Throughout his career Mr. King has been very involved in regional industry and local civic affairs, including his sixteen years of service on the Montana Board of Oil and Gas Conservation Commission as a Commissioner (Gubernatorial appointment), Board of the Montana Petroleum Association, Western Montana BLM Advisory Council, U of MT President’s Advisory Council, and the Finance Committee for the Montana Community Foundation. Mr. King was a founding member of the Board of Directors for Crown Butte Resources, Ltd., and served from 1987 to 1996. Mr. King holds a degree in Economics from the University of Montana.

Mr. Lenz is not currently a director of the company, but is nominated for election at the Annual Meeting. Mr. Lenz serves as a Director at Angelo, Gordon & Co., a privately-held registered investment advisor, where he has worked since 2012. In his current role, Mr. Lenz is responsible for originating investments across a company’s capital structure, where he has significant experience with investments in the energy industry. Prior to joining Angelo Gordon, Mr. Lenz worked in the investment banking division at Morgan Stanley. Mr. Lenz previously served as a Board Observer with Vistra Energy. Mr. Lenz holds a B.A. degree from the University of Pennsylvania.

Mr. Popejoy has served as a director since January 2017. Mr. Popejoy has been affiliated with TRT Holdings, Inc., a diversified private holding company based in Dallas, Texas, or with its subsidiary Tana Oil and Gas or Tana Exploration since 1984. From 2001 to present, Mr. Popejoy has served as the Senior Vice President of Energy for TRT Holdings, Inc., and a Manager of Tana Exploration. Prior to 2001, Mr. Popejoy served as a Vice President of Land and later as President of Tana Exploration. Mr. Popejoy holds a BBA degree in Petroleum Land Management from the University of Texas at Austin.

Each director brings a unique set of skills to our board of directors.  The board of directors believes the directors as a group have the experience and skills in areas such as the oil and gas industry, finance, risk management and corporate governance that are necessary to effectively oversee our company.  Set forth below are the conclusions reached by our board of directors as to why each director is qualified for service as a director of our company.

•
Mr. Akradi has extensive experience as a chief executive officer, president and chairman, and provides us with strong leadership as well as expertise in the areas of strategy, financial structuring and capital markets. In addition, Mr. Akradi brings the benefit of a significant stockholder to the board.

•
Ms. Bromiley has extensive experience as a financial executive and leader within various companies across the oil and gas industry.  Ms. Bromiley provides expertise in the areas of financial reporting, accounting, capital markets, internal controls and corporate governance.

•	Mr. Easley has extensive business development and executive management experience in the oil and natural gas exploration and production industry.

•
Mr. Frantz has valuable experience in business and financing and brings the benefit of a significant stakeholder to the board, as well as institutional knowledge in the oil and gas industry, through his involvement with TRT Holdings.

•
Mr. Grabb is a registered petroleum geologist with over 30 years of experience in the oil and gas industry. Mr. Grabb provides both geological and industry expertise as it relates to our exploration prospects and drilling programs.

•	Mr. Jamison has extensive business and governmental experience in the areas of land management and mineral rights that brings a unique perspective to our board of directors.

•
Mr. King has over 30 years of experience in the oil and gas industry.  Mr. King provides expertise in the areas of evaluating, acquiring and managing oil and gas interests, as well as our exploration prospects.

•	Mr. Lenz has valuable experience in originating investments across a firm’s capital structure, which will benefit the company in the areas of capital markets and finance alternatives.

•	Mr. Popejoy has extensive experience in the oil and gas industry and brings the benefit of a significant stakeholder to the board through his involvement with TRT Holdings.

Required Vote

Election to our board of directors of each of the nominees named above requires the affirmative vote of a plurality of the voting power of the outstanding shares of our common stock present and entitled to vote on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee of our board of directors has appointed Deloitte & Touche LLP (“Deloitte) as our independent registered public accounting firm for the fiscal year ending December 31, 2018.  A proposal to ratify that appointment will be presented to stockholders at the meeting.  If stockholders do not ratify such appointment, the committee will consider selection of another independent registered public accounting firm.  Even if the appointment is ratified, the committee may, in its sole discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such change would be in our best interests.  Representatives of Deloitte are expected to be present at the meeting and they will have the opportunity to make a statement and be available to respond to appropriate questions.

Change in Accountants During 2018

Grant Thornton LLP (“Grant Thornton”) served as our independent registered public accountant firm for our fiscal years 2015 through 2017.  On June 5, 2018, we received notice that Grant Thornton declined to stand for re-appointment as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Neither of Grant Thornton’s reports on the financial statements of the Company for the fiscal years ended December 31, 2016 or 2017 contained an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audit of the Company’s financial statements for the fiscal years ended December 31, 2016 and 2017, and the subsequent interim period through June 5, 2018, (i) there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference, in connection with its opinion, to the subject matter of such disagreements and (ii) there was no “reportable event” as defined in Item 304(a)(1)(v) of Regulation S-K. We provided Grant Thornton with a copy of the foregoing disclosure and requested that Grant Thornton furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of the letter from Grant Thornton was attached as Exhibit 16.1 to the Current Report on Form 8-K that we filed with the Commission on June 7, 2018.

On July 9, 2018, the audit committee appointed Deloitte as our independent registered public accounting firm for the fiscal year ended December 31, 2018. Prior to their appointment, we did not consult with Deloitte with respect to any of the matters or reportable events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Registered Public Accountant Fees

Grant Thornton served as our independent registered public accounting firm for the years ended December 31, 2017 and 2016.  Aggregate fees for professional services rendered by Grant Thornton for the years ended December 31, 2017 and 2016 were as follows:

	Fiscal Year Ended
	December 31, 2017		December 31, 2016
Audit Fees	$390,455		$387,344
Audit-Related Fees	—		—
Tax Fees	9,984	(1)	35,340	(1)
All Other Fees	—		—
Total	$400,439		$422,684
________________

(1)	Tax related fees in 2017 and 2016 consisted of fees related to analyzing potential net operating loss carryforward utilization limits.

Audit fees were for professional services rendered for the audits of the financial statements, review of interim financial statements, reviews of income tax provisions, audits of statutory financial statements, comfort letters in connection with offerings, consents and the review of documents we filed with the SEC.  The percentage of hours spent by Grant Thornton on these services that were attributable to work performed by persons not employed by Grant Thornton, as applicable on a full-time permanent basis did not exceed 50%.

The audit committee of the board of directors has determined that the provision of services covered by the foregoing fees is compatible with maintaining the principal accountant’s independence.

Pre-Approval Policies and Procedures of Audit Committee

Our audit committee has adopted pre-approval policies and procedures to ensure the continued independence of our auditor.  As a general rule, we will only engage our auditors for non-audit-related work if those services enhance and support the attest function of the audit or are an extension to the audit or audit-related services.

Our audit committee annually evaluates our auditors’ independence, professional capability and fees based on a variety of factors.  The committee annually obtains from the auditor a formal written statement delineating all relationships between the auditor and our company, consistent with Independence Standards Board Standard 1 and engages in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor.

The audit committee takes appropriate action to oversee the independence of the auditor, which includes review and approval of the auditors’ annual audit plan and audit scope including a description of key functions and/or locations to be audited, a general description of each of the non-audit services provided or to be provided and an estimate of audit and non-audit fees and costs for the year and actual versus estimated for the preceding year.  The committee ascertains whether resources are reasonably allocated as to risk and exposure and makes any recommendations that might be required to more appropriately allocate the auditors’ efforts.

The audit committee appraises the efficiency and effectiveness of the audit efforts and of financial accounting and reporting systems through scheduled meetings with the auditors and ensures that management places no restrictions on the scope of audits or examinations.  The lead audit partner will review with the committee the services the auditor expects to provide and the related fees, as appropriate. In addition, management will provide the committee with periodic updates of any non-audit services that the auditor has been asked to provide or may be asked to provide in the future.

The committee pre-approved all of the services we received from Grant Thornton during 2017.

Required Vote

The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for approval of this Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE “FOR” THIS PROPOSAL 2.

AUDIT COMMITTEE REPORT

The audit committee of the board is composed of three non-employee directors who meet NYSE American independence requirements. Information as to these persons, as well as their duties, is provided under the caption “Our Board of Directors and Committees.” The committee met four times during 2017 and reviewed a wide range of issues, including the objectivity of the financial reporting process and the adequacy of internal controls. In addition, the committee received reports and reviewed matters regarding ethical considerations and business conduct and monitored compliance with laws and regulations. Prior to filing our annual report on Form 10-K, the committee also met with our management and internal auditors and reviewed the current audit activities, plans and results of selected internal audits. The committee also met privately with the internal auditors and with representatives of our independent registered public accounting firm to encourage confidential discussions as to any accounting or auditing matters.

The audit committee has (a) reviewed and discussed with management and our independent registered public accounting firm our audited financial statements for the year ended December 31, 2017, management’s assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm’s evaluation of our internal control over financial reporting; (b) discussed with our independent registered public accounting firm the matters required to be discussed by the applicable Public Company Accounting Oversight Board (the “PCAOB”) standards; and (c) received the written disclosures and the letter from our independent registered public accounting firm as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and discussed with representatives of our independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017, including all amendments, for filing with the SEC.

The name of each person who serves as a member of our audit committee is set forth below.

Lisa Bromiley (Chairperson)	Robert Grabb	Roy Easley

PROPOSAL 3

AMENDMENT OF CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK
On July 23, 2018, our board of directors adopted, subject to stockholder approval, an amendment to Article Four, Section 1, of our Certificate of Incorporation (the “Amendment”) to increase the number of authorized shares of common stock to 675,000,000 shares. The following discussion is qualified by the text of the Amendment, which is set forth in Appendix A attached to this proxy statement. Our board of directors believes that the Amendment is necessary to maintain our Company’s flexibility to issue shares of common stock for future corporate needs.
The additional authorized shares of common stock to be authorized by the Amendment would have rights identical to our current issued and outstanding shares of common stock. Issuance of the additional shares of common stock would not affect the rights of the holders our issued and outstanding shares of common stock, except for effects incidental to any increase in the number of shares of common stock issued and outstanding, such as dilution of earnings per share and voting rights.
If the Amendment is approved by stockholders at the Annual Meeting, then it will become effective upon filing of a Certificate of Amendment with the Division of Corporations of the Delaware Secretary of State, which filing is expected to occur promptly following the Annual Meeting.
Capitalization
Our existing Certificate of Incorporation authorizes up to 455,000,000 shares of capital stock, consisting of 5,000,000 shares of preferred stock, and 450,000,000 shares of common stock. As of July 31, 2018, we estimate that the following shares of common stock were issued or reserved for future issuance:

•	296,692,648 shares were issued and outstanding;

•	approximately 250,000 were reserved for issuance upon exercise of outstanding stock options;

•
approximately 101,341,835 were reserved for issuance pursuant to purchase and sale agreements (described in more detail below) that we have entered into for the acquisition of oil and gas properties; and

•	approximately 745,732 were reserved and remain available for future grants under the 2013 Plan.

The foregoing tabulation excludes shares of common stock potentially issuable in the future pursuant to several independent, separately negotiated exchange agreements that we have entered into with holders of our 8.00% senior notes due 2020. These exchanges have been consummated, and in total we have already issued 21,582,467 shares of our common stock in exchange for approximately $63.7 million principal amount of the Notes. But under certain of the agreements, in the future we may be required to pay additional consideration in the form of cash or shares of our common stock depending on our stock price performance over specified periods.
Accordingly, at July 31, 2018, approximately 50,969,785 shares of common stock remained unreserved and available for future issuance. In addition, if Proposal 4 is approved by our stockholders at the Annual Meeting, then an additional 15,000,000 shares of common stock would be reserved for issuance under the 2018 Plan.
In consideration of the foregoing, our board of directors has unanimously approved the Amendment in substantially the form set forth in Appendix A and recommends that the Company’s stockholders do the same.
Purchase and Sale Agreements

As previously announced, we are party to a purchase and sale agreement with WR Operating LLC, dated as of July 27, 2018, pursuant to which we have agreed to acquire certain oil and gas properties and interests. Upon closing under the purchase agreement, WR Operating LLC will receive initial consideration, including 56,371,899 shares of our common stock. We may also issue up to a maximum of 2,669,937 additional shares of common stock to WR Operating LLC to satisfy certain monthly payment obligations that may arise depending on the performance of our common stock during the 13 calendar months following closing.

Also as previously announced, we are party to purchase and sale agreements with Pivotal Williston Basin, LP and Pivotal Williston Basin II, LP (together, the “Pivotal Entities”), dated as of July 17, 2018, pursuant to which we have agreed to acquire certain oil and gas properties and interests. Upon closings under the purchase agreements, the Pivotal Entities will receive initial consideration, including 25,753,578 shares of our common stock. We may also issue up to a maximum of 16,046,421 additional shares of common stock to the Pivotal Entities to satisfy certain monthly payment obligations that may arise depending on the performance of our common stock during the 13 calendar months following closing.

Based on the capitalization data set forth earlier in this section, we believe that we have sufficient shares available for issuance under the existing Certificate of Incorporation to satisfy all potential issuances of common stock under the above-identified purchase and sale agreements. Accordingly, we do not expect to require the newly authorized shares of common stock that would become available as a result of the Amendment to satisfy our obligations under the pending purchase and sale agreements, even if we issue the maximum number of shares possible under all agreements. Notwithstanding the foregoing, the obligations of the parties to complete the transactions contemplated by the purchase and sale agreements remain subject to the satisfaction or waiver of customary closing conditions set forth in each purchase and sale agreement.

Reasons for the Amendment
We believe that the additional shares of authorized common stock are necessary to provide our Company with appropriate flexibility to utilize equity for business and financial purposes that our board of directors determines to be in our Company’s best interests on a timely basis without the expense and delay of a stockholders’ meeting. Our board of directors believes that the remaining authorized common stock is not likely to be sufficient to permit us to respond to potential business opportunities or to pursue important objectives designed to enhance stockholder value.
The additional authorized shares of common stock will provide our Company with flexibility to use our common stock, without further stockholder approval (except to the extent such approval may be required by law or by applicable exchange listing standards) for any proper corporate purposes, including, without limitation, raising capital through one or more future public offerings or private placements of equity securities, expanding our business or acquiring assets through future transactions, entering into strategic relationships, providing equity-based compensation and/or incentives to employees, officer or directors, effective stock dividends or for other general corporate purposes. Although we are party to various agreements that require the issuance of shares of common stock, we currently do not have specific agreements or plans that would require the issuance of the proposed additional shares of common stock. If the Amendment is approved by the stockholders, however, our board of directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of common stock or securities convertible into common stock, except as may be required by applicable, law, regulation, or exchange listing rules.
Possible Effects of the Amendment
The increase in authorized shares of common stock will not have any immediate effect on the rights of existing stockholders. Because the holders of our common stock do not have any preemptive rights, future issuance of shares of common stock or securities exercisable for or convertible into shares of common stock could have a dilutive effect on the Company’s earnings per share, book value per share, voting rights of stockholders and could have a negative effect on the price of our common stock.
We are not proposing the increase in the number of authorized shares of common stock with the intent of using the additional shares to prevent or discourage any actual or threatened takeover of our Company. Under certain circumstances, however, the additional authorized shares could be used in a manner that has anti-takeover effect. For example, the additional shares could be used to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company or could be issued to persons allied with the board of directors or management and thereby have the effect of making it more difficult to remove directors or members of management by diluting the stock ownership or voting rights of persons seeking to effect such a removal. Accordingly, if the Amendment is approved by stockholders, the additional shares of authorized common stock may render more difficult or discourage a merger, tender offer or proxy contest, the assumption of control by a holder or group of holders of a large block of common stock, or the replacement or removal of one or more directors or members of management. The following other provisions of our Certificate of Incorporation and Bylaws, in combination with the additional authorized shares may also have an anti-takeover effect of preventing or discouraging a change in control of our Company: (i) ability of our board of directors to designate the terms of and issue shares of preferred stock without further stockholder approval; (ii) limitations on who may call a special meeting of stockholders; and (iii) the absence of cumulative voting rights in the election of directors.
Required Vote; Effect of Proposal
The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on this item and present in person or by proxy at the Annual Meeting is required for approval of this proposal. Proxies solicited by our board of directors will be voted for approval of this proposal, unless otherwise specified. If stockholder approval is not obtained, then the Amendment will not become effective.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 3.

PROPOSAL 4

APPROVAL OF THE NORTHERN OIL AND GAS, INC. 2018 EQUITY INCENTIVE PLAN
On July 19, 2018, our board of directors approved the Northern Oil and Gas, Inc. 2018 Equity Incentive Plan (the “2018 Plan”), subject to approval by our stockholders at our Annual Meeting. The 2018 Plan will become effective on the date it is approved by our stockholders, and will replace the Company’s existing 2013 Incentive Plan (the “2013 Plan”), which is the only plan under which equity awards are currently being granted.
After the 2018 Plan becomes effective upon approval by our stockholders, no new awards will be made under the 2013 Plan. The number of shares of our common stock that may be the subject of awards and issued under the 2018 Plan is 15,000,000, plus any shares remaining available for future grants under the 2013 Plan on the effective date of the 2018 Plan. Awards outstanding under the 2013 Plan as of the date the 2018 Plan becomes effective will continue to be subject to the terms of the 2013 Plan, but if those awards subsequently expire, are forfeited or cancelled or are settled in cash, the shares subject to those awards will become available for awards under the 2018 Plan.
As of July 31, 2018, a total of 3,554,927 shares were subject to outstanding awards under the 2013 Plan, of which 250,000 shares were subject to outstanding stock options with a weighted average exercise price of $2.79 per share and a weighted average remaining contractual term of 2.6 years, and 3,304,927 shares were subject to unvested restricted stock awards. As of the same date, 745,732 shares were available for future awards under the 2013 Plan.
Stockholder Approval and Board of Directors Recommendation
Stockholder approval of the 2018 Plan is being sought in order to (i) satisfy the stockholder approval requirements of the NYSE American and (ii) obtain stockholder approval of the number of shares that may be subject to incentive stock options under Internal Revenue Code (“Code”) Section 422.
Our board of directors recommends that our stockholders vote FOR the 2018 Plan because it includes a number of features that we believe are consistent with the interests of our stockholders and sound corporate governance practices, and will provide us with a share reserve that will enable us to continue to provide a competitive mix of compensation to our key employees. Unless a contrary choice is specified, proxies solicited by the board of directors will be voted FOR approval of the 2018 Plan. If the 2018 Plan is not approved by our stockholders, the 2013 Plan in its current form will remain in effect, and we will remain subject to its existing share reserve.
Factors Considered in Setting Size of Requested Share Reserve
In setting the proposed number of shares reserved and issuable under the 2018 Plan, we considered a number of factors, including the following:

•
Importance of long-term equity incentives. Long-term equity incentives play a critical role in our executive compensation program, motivating executives to make decisions that focus on long-term shareholder value creation, aligning interests with those of our stockholders and serving as an effective retention device. In 2018, we have shifted a greater proportion of compensation, company-wide, to equity incentive awards, and we intend to maintain that practice.

•
The Company’s three-year average burn rate. Our three-year average “burn rate” was 2.9% for fiscal years 2015 through 2017. We define burn rate as the total number of shares subject to awards granted to participants in a single year expressed as a percent of our basic weighted average common shares outstanding for that year.

•
Estimated duration of shares available for issuance under the 2018 Plan. Based on the 15,000,000 shares to be reserved under the 2018 Plan, an estimated carryover of 745,732 unused shares from the 2013 Plan, and our current practices with respect to employee and director equity compensation, we expect that the requested share reserve will be sufficient to accommodate awards for approximately five years.

•
Expected dilution. As of July 31, 2018, our existing voting power dilution attributable to shares subject to outstanding awards under the 2013 Plan was 1.5%. We define existing voting power dilution as the sum of (i) the total number of shares of our common stock subject to outstanding awards under the 2013 Plan and (ii) the total number of shares available for future grants under the 2013 Plan, divided by the fully diluted number of our common shares outstanding. Our projected voting power dilution as of that same date would be 6.5%, based on including the 15,000,000 share reserve under the 2018 Plan in the formula.
Expectations regarding future share usage under the 2018 Plan are naturally based on a number of assumptions regarding factors such as future growth in the population of eligible participants, the rate of future compensation increases, the rate at which shares are returned to the 2018 Plan reserve through forfeitures, cancellations and the like, the level at which performance-based awards pay out, and our future stock price performance. While we believe that the assumptions utilized are reasonable, future share usage will differ from current expectations to the extent that actual events differ from the assumptions utilized.

Key Compensation Practices
The 2018 Plan includes a number of features that we believe are consistent with the interests of our stockholders and sound corporate governance practices, including the following:

•
No repricing of underwater options or stock appreciation rights without stockholder approval. The 2018 Plan prohibits, without stockholder approval, actions to reprice, replace, or repurchase options or stock appreciation rights (“SARs”) when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.

•
No discounted option or SAR grants. The 2018 Plan requires that the exercise price of options or SARs be at least equal to the fair market value of our common stock on the date of grant (except in the limited case of “substitute awards” as described below).

•	Minimum vesting/performance period. The 2018 Plan includes a minimum vesting or performance period of one year for awards, subject only to limited exceptions.

•
Conservative share recycling provisions. We may not add back to the 2018 Plan’s share reserve shares that are delivered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any awards, shares that we repurchase using option exercise proceeds and shares subject to a SAR award that are not issued in connection with the stock settlement of that award upon its exercise.

•
No liberal definition of “change in control.” No change in control would be triggered by stockholder approval of a business combination transaction, the announcement or commencement of a tender offer or any board assessment that a change in control may be imminent.

•	No automatic accelerated vesting of equity awards upon a change in control.

•
Limits on dividends and dividend equivalents. The 2018 Plan prohibits the payment of dividend equivalents on stock options and SARs, and requires that any dividends and dividend equivalents payable or credited on unvested full value awards must be subject to the same restrictions and risk of forfeiture as the underlying shares or share equivalents.

Description of the 2018 Plan
The major features of the 2018 Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the 2018 Plan, which is attached to this proxy statement as Appendix B.
Eligible Participants. Employees, consultants and advisors of the Company or any subsidiary, as well as non-employee directors of the Company, will be eligible to receive awards under the 2018 Plan. As of July 31, 2018, there were approximately 20 employees, 8 non-employee directors of the Company and an indeterminate number of consultants and advisors who would be eligible to receive awards under the 2018 Plan.
Administration. The 2018 Plan will be administered by our Compensation Committee (the “Committee”). To the extent consistent with applicable law, the Committee may delegate its duties, power and authority under the 2018 Plan to any one or more of its members, or, with respect to awards to participants who are not themselves our directors or executive officers, to one or more of our other directors or executive officers or to a committee of the board comprised of one or more directors. The Committee may also delegate non‑discretionary administrative duties to other persons, agents or advisors.
The Committee has the authority to determine the persons to whom awards will be granted, the timing, type and number of shares covered by each award, and the terms and conditions of the awards. The Committee may also establish and modify rules to administer the 2018 Plan, adopt sub-plans applicable to certain awards, interpret the 2018 Plan and any related award agreement, cancel or suspend an award, accelerate the vesting of an award, and otherwise modify or amend the terms of outstanding awards to the extent permitted under the 2018 Plan, and require or permit the deferral of the settlement of an award. Unless an amendment to the terms of an award is necessary to comply with applicable laws or stock exchange rules, a participant who would be adversely affected by such an amendment must consent to it.
Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2018 Plan prohibits the Committee from repricing any outstanding “underwater” option or SAR awards without the prior approval of our stockholders. For these purposes, a “repricing” includes amending the terms of an underwater option or SAR award to lower the exercise price, canceling an underwater option or SAR award in conjunction with granting a replacement option or SAR award with a lower exercise price, canceling an underwater option or SAR award in exchange for cash, other property or grant of a new full value award, or otherwise making an underwater option or SAR award subject to any action that would be treated under accounting rules as a “repricing.”
Minimum Vesting Periods. Awards that vest based solely on the satisfaction of service-based vesting conditions are subject to a minimum vesting period of one year from the date of grant, and awards whose grant or vesting is subject to performance-based vesting conditions must be subject to a performance period of at least one year. These required vesting and performance periods will not apply: (i) upon a change in control, (ii) upon termination of service due to death or disability, (iii) to a substitute award that does not reduce the vesting period of the award being replaced, (iv) to awards granted in payment of other compensation that is already earned and payable, (v) to awards made to non-employee directors, or (vi) to awards involving an aggregate number of shares not in excess of 5% of the 2018 Plan’s share reserve.

Available Shares and Limitations on Awards. A maximum of 15,000,000 shares of our common stock may be the subject of awards and issued under the 2018 Plan, plus the number of shares remaining for future grants under the 2013 Plan on the date our stockholders approve the 2018 Plan. Shares of common stock that are issued under the 2018 Plan or that are potentially issuable pursuant to outstanding awards will reduce the 2018 Plan’s share reserve by one share for each share issued or issuable pursuant to an award. The shares of common stock issuable under the 2018 Plan are authorized but unissued shares. The share limitations under the 2018 Plan are subject to adjustment for changes in our corporate structure or shares, as described below.
Any shares of common stock subject to an award under the 2018 Plan, or to an award under the 2013 Plan that is outstanding on the date our stockholders approve the 2018 Plan, that expires, is cancelled or forfeited, or is settled or paid in cash will, to the extent of such expiration, cancellation, forfeiture or cash settlement, automatically replenish the 2018 Plan share reserve and become available for future awards. In such event, the 2018 Plan’s share reserve will be increased in the same amount by which the applicable share reserve was decreased upon the grant of the applicable award. Any shares tendered or withheld to pay the exercise price or satisfy a tax withholding obligation in connection with any award, any shares repurchased by the Company using option exercise proceeds and any shares subject to a SAR award that are not issued in connection with the stock settlement of the SAR award on its exercise may not be used again for new grants.
Awards that may be settled solely in cash will not reduce the share reserve and will not reduce the shares authorized for grant to a participant in any calendar year. Awards granted or shares of our common stock issued under the 2018 Plan upon the assumption of, or in substitution or exchange for, outstanding equity awards previously granted by an entity acquired by us or any of our subsidiaries (referred to as “substitute awards”) will not reduce the share reserve under the 2018 Plan. Additionally, if a company acquired by us or any of our subsidiaries has shares available under a pre‑existing plan approved by its stockholders and not adopted in contemplation of such acquisition, the shares available for grant pursuant to the terms of that pre‑existing plan may be used for awards under the 2018 Plan and will not reduce the share reserve under the 2018 Plan, but only if the awards are made to individuals who were not employed by or providing services to us or any of our subsidiaries immediately prior to such acquisition.
Share Adjustment Provisions. If certain transactions with our stockholders occur that cause the per share value of our common stock to change, such as stock splits, spin‑offs, stock dividends or certain recapitalizations (referred to as “equity restructurings”), the Committee will equitably adjust (i) the class of shares issuable and the maximum number and kind of shares subject to the 2018 Plan, (ii) outstanding awards as to the class, number of shares and price per share, and (iii) award limitations prescribed by the 2018 Plan. Other types of transactions may also affect our common stock, such as reorganizations, mergers or consolidations. If there is such a transaction and the Committee determines that adjustments of the type previously described in connection with equity restructurings would be appropriate to prevent any dilution or enlargement of benefits under the 2018 Plan, the Committee will make such adjustments as it may deem equitable.
Types of Awards. The 2018 Plan permits us to award stock options, SARs, restricted stock awards, stock unit awards, and other stock‑based awards to eligible recipients. These types of awards are described in more detail below.

Options. Employees of our Company or any subsidiary may be granted options to purchase common stock that qualify as “incentive stock options” within the meaning of Section 422 of the Code, and any eligible recipient may be granted options to purchase common stock that do not qualify as incentive stock options, referred to as “nonqualified stock options.” The per share exercise price to be paid by a participant at the time an option is exercised may not be less than 100% of the fair market value of one share of our common stock on the date of grant, unless the option is granted as a substitute award as described earlier. “Fair market value” under the 2018 Plan as of any date means the closing sale price of a share of our common stock on the NYSE American on that date. As of July 31, 2018, the closing sale price of a share of our common stock on the NYSE American was $3.72.
The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash unless the Committee allows exercise payments to be made, in whole or in part, (i) by means of a broker‑assisted sale and remittance program, (ii) by delivery to us (or attestation as to ownership) of shares of common stock already owned by the participant, or (iii) by a “net exercise” of the option in which a portion of the shares otherwise issuable upon exercise of the option are withheld by us. Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date.
An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Committee, and no option may have a term greater than 10 years from its date of grant. No dividends or dividend equivalents may be paid or credited with respect to shares subject to an option award.
The aggregate fair market value of shares of our common stock with respect to which incentive stock options granted to any participant may first become exercisable during any calendar year may not exceed $100,000. Any incentive stock options that become exercisable in excess of this amount will be treated as nonqualified stock options. The maximum number of shares that may be issued upon the exercise of incentive stock option awards under the 2018 Plan is equal to the size of the 2018 Plan’s share reserve as described above.
Stock Appreciation Rights. A SAR award provides the right to receive a payment from us equal to the difference between (i) the fair market value as of the date of exercise of the number of shares of our common stock as to which the SAR is being exercised, and (ii) the aggregate exercise price of that number of shares. The Committee determines whether payment will be made in shares of our common stock, cash or a combination of both. The exercise price per share of a SAR award will be determined by the Committee, but may not be less than 100 percent of the fair market value of one share of our common stock on the date of grant, unless the SAR is granted as a substitute award as described earlier. No dividends or dividend equivalents may be paid or credited with respect to shares subject to a SAR award. A SAR award may not have a term greater than 10 years from its date of grant, and will be subject to such other terms and conditions, consistent with the terms of the 2018 Plan, as may be determined by the Committee.
Restricted Stock Awards. A restricted stock award is an award of our common stock that vests at such times and in such installments as may be determined by the Committee. Until it vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture. The Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously in our service for a certain period or that we, or any of our subsidiaries or business units, satisfy specified performance goals. Any dividends or distributions payable with respect to shares that are subject to the unvested portion of a restricted stock award will be subject to the same restrictions and risk of forfeiture as the shares to which such dividends or distributions relate. Participants are entitled to vote restricted shares prior to the time they vest.
Stock Unit Awards. A stock unit award is a right to receive the fair market value of a specified number of shares of our common stock, payable in cash, shares, or a combination of both, that vests at such times, in such installments and subject to such conditions as may be determined by the Committee. Until it vests, a stock unit award is subject to restrictions and the possibility of forfeiture. Stock unit awards will be subject to such terms and conditions, consistent with the other provisions of the 2018 Plan, as may be determined by the Committee. The Committee may provide for the payment of dividend equivalents on stock unit awards and other stock‑based awards, but any such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the underlying units or other share equivalents to which such dividend equivalents relate.
Other Stock‑Based Awards. The Committee may grant awards of common stock and other awards that are valued by reference to and/or payable in shares of our common stock under the 2018 Plan. The Committee has discretion in determining the terms and conditions of such awards.
Transferability of Awards. In general, no right or interest in any award under the 2018 Plan may be assigned, transferred, exchanged or encumbered by a participant, voluntarily or involuntarily, except by will or the laws of descent and distribution.

However, the Committee may provide that an award (other than an incentive stock option) may be transferable by gift to a participant’s family member or pursuant to a domestic relations order. Any permitted transferee of such an award will remain subject to all the terms and conditions of the award applicable to the participant.
Change in Control. If a change in control of the Company that involves a corporate transaction occurs, then the consequences will be as described below unless the Committee provides otherwise in an applicable award or other agreement with the participant. If outstanding awards are continued, assumed or replaced by the surviving or successor entity in connection with a corporate transaction, and if within 24 months after the corporate transaction a participant’s employment or other service is involuntarily terminated without cause, (i) each of the participant’s outstanding options and SARs will become exercisable in full and remain exercisable for one year, and (ii) each of the participant’s unvested full value awards will fully vest.

If any outstanding award is not continued, assumed or replaced in connection with a change in control involving a corporate transaction, then (i) all outstanding options and SARs will become fully exercisable for a period of time prior to the effective time of the corporate transaction and will then terminate at the effective time of the corporate transaction, and (ii) all full value awards will fully vest immediately prior to the effective time of the corporate transaction. Alternatively, if outstanding awards are not continued, assumed or replaced, the Committee may elect to cancel such awards in exchange for a payment with respect to each award in an amount equal to the excess, if any, between the fair market value of the shares subject to the award immediately prior to the effective date of such corporate transaction (which may be the fair market value of the consideration to be received in the corporate transaction for the same number of shares) over the aggregate exercise price (if any) for the shares subject to such award (or, if there is no excess, such award may be terminated without payment).

Unless the Committee provides otherwise in an applicable award or other agreement with the participant, if a change in control of the Company occurs that does not involve a corporate transaction, and if within 24 months after the change in control a participant’s employment or other service is involuntarily terminated without cause, (i) each of the participant’s outstanding options and SARs will become exercisable in full and remain exercisable for one year, and (ii) each of the participant’s unvested full value awards will fully vest.

For purposes of the 2018 Plan, the following terms have the meanings indicated:

•
A “change in control” generally refers to a corporate transaction as defined below, the acquisition by a person or group of beneficial ownership of more than 50% of the voting power of our stock, or our incumbent directors ceasing to constitute a majority of our board.

•
A “corporate transaction” generally means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company.

Effect of Termination of Employment. Unless otherwise set forth in an applicable agreement, if a participant ceases to be employed by or provide other services to us and our subsidiaries, awards under the 2018 Plan will be treated as set forth in the 2018 Plan. Upon termination for cause, all unexercised option and SAR awards and all unvested portions of any other outstanding awards will be immediately forfeited without consideration. Upon termination for any other reason, all unvested and unexercisable portions of any outstanding awards will be immediately forfeited without consideration. Upon termination for any reason other than cause, death or disability, the currently vested and exercisable portions of option and SAR awards may be exercised for a period of three months after the date of termination; however, if the participant dies during such three‑month period, the vested and exercisable portions of the option and SAR awards may be exercised for a period of one year after the date of such termination. Upon termination due to death or disability, the currently vested and exercisable portions of option and SAR awards may be exercised for a period of one year after the date of termination. Under the 2018 Plan, “cause” is generally defined as (i) ongoing failure to perform satisfactorily the duties reasonably required by the Company; (ii) material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses); (iii) material breach of the Company’s business conduct or ethics code or of any fiduciary duty or nondisclosure, non-solicitation, non-competition or similar obligation owed to the Company or any affiliate; (iv) engaging in any act or practice that involves personal dishonesty on the part of the employee or demonstrates a willful and continuing disregard for the best interests of the Company and its affiliates; or (v) engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to the Company or any of its affiliates, their business or any of their customers, employees or vendors.
Effective Date and Term of the 2018 Plan. The 2018 Plan will become effective on the date it is approved by the Company’s stockholders. No awards will be made under the 2018 Plan prior to its effective date. Unless terminated earlier, the 2018 Plan will terminate on the tenth anniversary of the effective date. Awards outstanding under the 2018 Plan at the time it is terminated will continue in accordance with their terms and the terms of the 2018 Plan unless otherwise provided in the applicable agreements. Our board of directors may suspend or terminate the 2018 Plan at any time.

Amendment of the Plan. Our board of directors may amend the 2018 Plan from time to time, but no amendments to the 2018 Plan will be effective without stockholder approval if such approval is required under applicable laws, regulations or stock exchange rules. Termination, suspension or amendment of the 2018 Plan may not adversely affect any outstanding award without the consent of the affected participant, except for amendments necessary to comply with applicable laws or stock exchange rules.
U.S. Federal Income Tax Consequences
The following is a summary of the principal United States federal income tax consequences to the Company and to participants subject to U.S. taxation with respect to awards granted under the 2018 Plan, based on current statutes, regulations and interpretations.
Non-qualified Stock Options. If a participant is granted a non-qualified stock option under the 2018 Plan, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised. Any subsequent gain or loss will be taxable as a capital gain or loss. The Company will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income.
Incentive Stock Options. If a participant is granted an incentive stock option under the 2018 Plan, the participant will not recognize taxable income upon grant of the option. Additionally, if applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise) are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an incentive stock option are held for the holding period described above, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction. Except in the event of death, if the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the tax consequences described for nonqualified stock options will generally apply.
Other Awards. The current federal income tax consequences of other awards authorized under the 2018 Plan generally follow certain basic patterns. An award of restricted stock results in income recognition by a participant in an amount equal to the fair market value of the shares received at the time the restrictions lapse and the shares vest, unless the participant elects under Code Section 83(b) to accelerate income recognition and the taxability of the award to the date of grant. Stock unit awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. SAR awards result in income recognition by a participant at the time such an award is exercised in an amount equal to the amount paid in cash or the then-current fair market value of the shares received by the participant, as applicable. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes ordinary income, subject to Code Section 162(m) with respect to covered employees.
Section 162(m) of the Code. Code Section 162(m) denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to the covered employee exceeds $1,000,000.
Section 409A of the Code. The foregoing discussion of tax consequences of awards under the 2018 Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20 percent income tax on such amount, and would be required to pay interest on the tax that would have been paid but for the deferral.
Awards Under the 2018 Plan
Because the 2018 Plan will not become effective until it is approved by our stockholders, the Committee has not yet approved any awards under, or subject to, the 2018 Plan. In addition, because all awards under the 2018 Plan are discretionary with the Committee, neither the number nor types of future 2018 Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable.

Required Vote; Effect of Proposal
The affirmative vote of the holders of a majority of the outstanding shares of our common stock of the entitled to vote on this item and present in person or by proxy at the Annual Meeting is required for approval of this proposal. Proxies solicited by our board of directors will be voted for approval of this proposal, unless otherwise specified. If stockholder approval is not obtained, then the 2013 Plan will remain in effect under its current terms and the 2018 Plan will not become effective.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 4.

PROPOSAL 5

ADVISORY VOTE TO APPROVE
THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, and Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the following proposal, commonly known as a “Say on Pay” proposal, provides our stockholders with a separate nonbinding advisory vote to approve the compensation of our named executive officers.  The named executive officers are the individuals identified in the Summary Compensation Table on page 34 of this proxy statement.  Because your vote on this proposal is advisory, it will not be binding upon us or our board of directors.  However, the compensation committee will review the results of the vote carefully and will take the results of its review into account when making future executive officer compensation decisions.
The compensation of our named executive officers received substantial support and was approved, on an advisory basis, by approximately 92% of the votes cast “FOR” or “AGAINST” the corresponding proposal at the annual meeting of shareholders held on May 25, 2017. The compensation committee and other members of our board believe that this vote reflected our stockholders’ strong support of the compensation decisions made by the compensation committee for our named executive officers for 2016.
Before you vote on the resolution below, please carefully review the entire “Compensation Discussion and Analysis” beginning on page 25 and the tables, narrative disclosure and footnotes that follow the “Compensation Discussion and Analysis.”  The “Compensation Discussion and Analysis” contains important information about our executive compensation program and philosophy.  It also explains how and why the compensation committee made specific decisions about the named executive officers’ compensation for their 2017 performance.
The following resolution will be voted on at the Annual Meeting:
RESOLVED, that the stockholders of Northern Oil and Gas, Inc. hereby approve, on an advisory basis, the compensation of the named executive officers in the Compensation Discussion and Analysis, the compensation tables, and the other related tables and disclosure as disclosed in this proxy statement.
Required Vote

We will consider our stockholders to have approved our executive compensation if the number of votes cast “FOR” this Proposal 5 exceeds the number of votes cast “AGAINST” this Proposal 5.  With respect to this proposal, a stockholder who abstains and a stockholder who does not vote (including a broker non-vote) will have no effect on the outcome of this Proposal 5.

THE BOARD OF DIRECTORS BELIEVES THAT
THE COMPENSATION OF OUR EXECUTIVE OFFICERS IS APPROPRIATE
AND RECOMMENDS A VOTE “FOR” THIS PROPOSAL 5.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Named Executive Officers

This Compensation Discussion and Analysis provides information about the 2017 compensation program for the following named executive officers, who were the only individuals who served as executive officers during 2017:

Thomas Stoelk	Former Interim Chief Executive Officer & Chief Financial Officer; (resigned his employment effective January 31, 2018)
Brandon Elliott	Chief Executive Officer (effective July 5, 2018) and Former Interim President; Executive Vice President, Corporate Development & Strategy
Erik Romslo	Executive Vice President, General Counsel & Secretary
Executive Summary

In early 2017, our compensation committee adopted 2017 bonus plans focused on increasing the value of our asset base, improving the strength of our balance sheet, and total shareholder return. In light of the difficult industry environment and the challenges posed by a strained balance sheet, the “threshold,” “target” and “maximum” objective performance metrics under our 2017 bonus plans proved to be extremely challenging. The company only achieved the “threshold” level of performance on one of the three metrics under the 2017 short-term incentive program (or STIP), and on one of the two metrics under the 2017 long-term equity incentive program (or LTIP).

The 2017 bonus plans also included discretionary components that would have allowed the compensation committee to counterbalance the low achievement on the objective performance metrics with higher discretionary awards. However, in light of the continued challenges facing the company and the ongoing negative impact on the price of our common stock, the compensation committee determined that higher discretionary awards were not warranted.

As a result of the foregoing, total compensation to our named executive officers was drastically reduced in 2017 compared to 2016. Mr. Stoelk resigned prior to the determination of awards under the 2017 bonus plans, and thus did not receive any awards for 2017 performance. For Messrs. Elliott and Romslo, their combined cash awards for 2017 performance totaled just $85,000 (an 85% reduction compared to 2016), and their combined restricted stock awards for 2017 performance totaled just $150,000 (a 70% reduction compared to 2016).

Overview

Our compensation committee is responsible for establishing director and executive officer compensation, as well as policies and programs to insure that they are consistent with our compensation philosophy and principles of corporate governance. The compensation committee is authorized to make plan awards to our employees to recognize individual and company-wide achievements as the committee deems appropriate. Our compensation committee has historically reviewed and approved base salary and incentive compensation levels, employment agreements and benefits of executive officers and other key employees.

We have implemented a compensation program that is designed to reward our management for maximizing shareholder value and ensuring the long-term stability of our company. Our compensation program is intended to reward individual accomplishments, team success and corporate results. It also recognizes the varying responsibilities and contributions of each employee and is intended to foster an ownership mentality among our management team.

The compensation committee believes it is important to rely in large part on performance relative to pre-determined performance goals in determining executive compensation. As such, amounts paid to executive officers under our short-term incentive program, and the number of restricted shares granted to executive officers under our long-term equity incentive program, are largely driven by performance relative to pre-determined performance goals. However, the compensation committee does retain meaningful discretion to allow them to tailor awards based on circumstances as they see fit. This balance of performance goals and discretion as it relates to our compensation programs is described in more detail below under “Annual Short-Term Incentive Program” and “Long-Term Equity Incentive Program.”

In 2017, we held a stockholder advisory vote on the compensation paid to our named executive officers for 2016, which resulted in approximately 92% of the votes cast approving such compensation. Our compensation committee evaluated the results of last year’s advisory vote on executive compensation and, given the support expressed by shareholders, has not made any specific changes to our executive compensation program as a result thereof.

Compensation Consultant and Peer Group

The compensation committee has from time to time engaged independent consultants to advise it on peer group executive compensation practices, potential compensation packages for existing or possible new executives, and in connection with other projects, including the selection of peer groups for executive compensation analysis purposes. During 2017, neither the compensation committee nor management engaged any compensation consultant for the company. In 2018, the compensation committee engaged Pearl Meyer to review the company’s compensation programs and advise on potential changes thereto (including with respect to establishing the 2018 executive compensation and director compensation programs).

The compensation committee has selected and made changes to our peer group over time primarily due to changes in the financial and operating profiles of our company and potential peer companies, as well as our compensation committee’s subjective determination regarding the companies with whom we compete for executive talent and the most appropriate companies against which to compare our total shareholder return. In recent years, the primary function that our peer group serves in our executive compensation program is as the comparative group in calculating our company’s relative total shareholder return for purposes of both our long-term equity incentive programs, which are described in more detail below under “Long-Term Equity Incentive Program,” and certain performance-based restricted stock grants we have made to former executives.

The 2017 peer group selected by the compensation committee consists of Abraxas Petroleum Corp., Approach Resources Inc., Bill Barrett Corp., Callon Petroleum Company, Earthstone Energy, Inc., EP Energy Corp., Halcon Resources Corp., Jones Energy, Inc., Midstates Petroleum Company, Inc., Oasis Petroleum Inc., Resolute Energy Corp., Sanchez Energy Corp., and Whiting Petroleum Corp.

The compensation committee periodically reviews detailed information regarding the executive compensation programs of companies both inside and outside of our current peer group. The compensation committee does not seek to apply any particular benchmark relative to the peer group in setting compensation levels. However, the peer group data may be considered in connection with setting base salaries, developing our annual executive compensation program, and making year-end determinations under the annual short-term and long-term equity incentive programs.

Role of Executives in Establishing Compensation

The compensation committee makes the final determination of all compensation paid to our named executive officers and directs all compensation decisions affecting our executive officers. However, management also plays a role in the determination of executive compensation levels. At the end of each year, management provides recommendations to the compensation committee regarding any discretionary items affecting short- and long-term incentive compensation for the year. Management also provides advance input on the structure of our annual short- and long-term incentive programs and performance goals to be used thereunder, as well as the selection of peer companies to be used by the compensation committee for executive compensation purposes. However, the compensation committee has no obligation to accept management’s recommendations, and meets regularly in executive session to discuss and ultimately set executive compensation amounts and programs.

Compensation Philosophy

To recruit and retain the most qualified and competent individuals as senior executives, we strive to maintain a compensation program that is competitive in our market and with respect to the general profession of our executives. We remain committed to hiring and retaining qualified, motivated employees at all levels within the organization while ensuring that all forms of compensation are aligned with business needs. Our compensation program is intended to reward exceptional organizational and individual performance. Our compensation system is designed to support the successful attainment of our vision, values and business objectives.

The following compensation objectives are considered in setting the compensation components for our senior executives:

•
Attract and retain key executives responsible not only for our continued growth and profitability, but also for ensuring proper corporate governance and carrying out the goals and plans of our company;

•	Motivate management to enhance long-term stockholder value and to align our executives’ interests with those of our stockholders;

•	Correlate a portion of management’s compensation to measurable financial and operating performance;

•	Evaluate and rate performance relative to the existing market conditions during the measurement period; and

•	Set compensation and incentive levels that reflect competitive market practices.

The principal components of our executive compensation program have historically been base salary, annual short-term incentive bonuses and long-term incentive awards. We have blended these elements in order to formulate compensation packages which provide competitive pay, reward the achievement of financial, operational and strategic objectives on a short- and long-term basis, and align the interests of our executive officers and other senior personnel with those of our stockholders.

We have traditionally utilized stock incentives as a means to align the interests of our management with the interests of our stockholders and motivate our management to enhance shareholder value. Stock issuances to-date have been designed to serve as both short-term rewards and long-term incentives. As a result, each of our named executive officers who have served with the company for at least one year holds a significant number of shares of our outstanding common stock. For 2018, the compensation committee has significantly increased the proportion of compensation, company-wide, derived from equity incentive awards. The 2018 bonus program applicable to executive officers consists entirely of performance-based equity awards, with no cash bonus program contemplated for 2018.

Employment Agreements

We have traditionally employed our executive officers under written employment agreements governing certain terms and conditions of their employment. In the summer of 2018, we entered into new employment agreements with each of our current executive officers, but these agreements had no bearing on 2017 compensation. The following disclosure relates to employment agreements with our named executive officers that were in place during 2017 and therefore had a bearing on 2017 compensation.

In April 2016, we entered into new employment agreements with Messrs. Stoelk and Romslo to replace their prior employment agreements, which had expired during the fourth quarter of 2015. At the time, the compensation committee was cognizant of the relatively low value of unvested restricted shares held by each executive due to vesting on prior awards and, more significantly, the decline in our stock price related to the significant worldwide decline in oil and gas prices. This concern was particularly acute with respect to Mr. Stoelk, whose retention the compensation committee viewed as critical due to his significant industry experience, the challenging conditions faced by the company, and his critical importance to the operations and future success of the company. As a result, under his new agreement Mr. Stoelk received: (i) an award of 341,530 shares of restricted stock valued at $1.4 million (based on the closing price of our common stock on April 8, 2016), which were subject to time-based vesting in four equal annual installments from 2017 through 2020, and (ii) an additional award of 341,530 shares of restricted stock, which were subject to performance-based vesting in four equal annual installments from 2017 through 2020. The remaining unvested portions of these awards were forfeited when Mr. Stoelk resigned his employment with the Company in January 2018. Under Mr. Romslo’s new agreement, he received an award of 80,000 shares of restricted stock valued at $327,200 (based on the closing price of our common stock on April 8, 2016), which are subject to time-based vesting in four equal annual installments from 2017 through 2020.

The restricted stock awards described above were meant to closely align our executive leadership’s interests with those of our stockholders and highly incentivize them to drive shareholder value. The performance-based award received by Mr. Stoelk contained four annual tranches of vesting, each subject to its own annual performance period (calendar years 2016-2019). The number of shares vesting each year was to be dependent upon the company’s relative total shareholder return (“TSR”) compared to a group of peers selected annually by the compensation committee, with zero percent of that year’s tranche vesting for relative TSR performance below the 50th percentile, 100 percent vesting for relative TSR performance from the 50th percentile up to the 75th percentile, and 150 percent vesting for relative TSR performance at or above the 75th percentile. While structured as a single award, the fact that the compensation committee was to annually select a peer group applicable to that performance period effectively resulted in an annual setting of performance goals under the award, which, in accordance with accounting and disclosure requirements, required us to treat each of the four annual tranches as a separate award with a separate grant date and grant date fair value for purposes of the tables included below under “Summary Compensation Table” and “Grants of Plan-Based Awards.”

Certain other key provisions of agreements with our named executive officers are summarized below under “Potential Payments upon Termination or Change in Control.”

Elements of Compensation

The total compensation and benefits program for our executive officers has generally consisted of a combination of the following components:

•	base salaries;

•	annual short-term incentive program;

•	long-term equity-based incentive compensation;

•	retirement, health and welfare benefits;

•	perquisites; and

•	severance/change of control arrangements.

Base Salaries

We provide base salaries to compensate our senior executives and other employees for services performed during the fiscal year. This provides a level of financial certainty and stability in an industry with historical volatility and cyclicality. The base salaries are designed to reflect the experience, performance, responsibilities and contribution of the individual executive officers. This form of compensation is eligible for annual merit increases, and is initially established for each executive through individual negotiation. Thereafter, salaries are reviewed annually, based on a number of factors, both quantitative, including organizational and competitive analyses, and qualitative, including the compensation committee’s perception of the executive’s experience, performance and contribution to our business objectives and corporate values.

In light of the difficult industry environment and the challenges facing our company, the compensation committee determined to leave the named executive officers’ base salaries unchanged for both 2018 and 2017 at 2016 year-end levels, except Mr. Elliott received a 4% base salary increase at the beginning of 2017 and received base salary increases mid-2018 in connection with title changes.

Annual Short-Term Incentive Program
Our short-term incentive program (or STIP) has historically been designed to provide variable cash compensation each year dependent upon the achievement of financial and operating performance objectives, as well as individual executive performance. The STIP provides the opportunity to receive a performance-based cash bonus in March each year based on the prior year’s results. The total bonus is determined considering those results as measured against quantitative targets set by the compensation committee, as well as discretionary considerations based on areas of additional focus by the compensation committee. The weighting and performance levels for the quantitative measures and discretionary objectives are communicated to our executive officers at the time they are set. Individual bonus amounts take into account both company and individual performance, which result in a percentage multiplier that is applied to the executive’s annual base salary. The maximum amount payable under the program is 200% of an executive’s base salary. The STIP is available to the executive officers designated by the compensation committee each year, who were Messrs. Stoelk and Romslo for 2017. Although Mr. Elliott’s cash bonus for 2017 was therefore technically fully discretionary, the compensation committee determined the amount primarily based on the company’s performance relative to the quantitative performance targets established under the STIP. Mr. Stoelk resigned his employment with the company prior to the determination of awards payable under the STIP, and therefore did not receive any payout thereunder for 2017.

The quantitative measures and discretionary considerations selected each year are tailored by the compensation committee in an attempt to focus management’s attention and efforts on the matters deemed most critical to the company, and as a result may be different from year to year depending on the current environment and needs of the company. The performance level for each quantitative measure and discretionary considerations take into account prior year results and current year strategic objectives, planned projects and capital spending plans. We believe that they are set aggressively in light of these variables and require achievement of significant performance. The performance levels for the quantitative measures may provide for adjustments to account for the effects of certain circumstances that may arise during the year, such as significant acquisitions or divestitures.

Our compensation committee reviews information provided by our management on actual results for each quantitative measure. The sum of the bonus factors, as adjusted for weighting, yields the final quantitative bonus percentage factor. Our compensation committee likewise considers our results as measured against objectives in determining the final discretionary bonus factor.

2017 Quantitative Measures (50% weighted)

The compensation committee adopted quantitative performance goals for 2017 focused on debt-adjusted proved reserve growth, debt management, and total shareholder return. Our compensation committee compared our 2017 results to targets in the following areas in arriving at the final quantitative weighted factor for our STIP:

	Performance Levels
2017 Performance Goals (equally weighted)	Threshold	Target	Maximum	Actual Company Performance	Bonus Paid for Achievement (% of Annual Salary)
Growth in Proved Reserves (Debt- and Price-Adjusted)(1)	10%	20%	30%	14.6%	12.14%
Year-end Net Debt / 2017 Adjusted EBITDA(2)	4.5x	4.0x	3.5x	6.1x	—%
Absolute TSR(3)	10%	20%	30%	(42)%	—%
					12.14%
_________________

(1)	Percentage increase in year-end PV10 of proved reserves less net debt, 2017 compared to 2016, holding commodity pricing constant at 2016 year-end levels.

(2)	Ratio of 2017 year-end net debt to 2017 Adjusted EBITDA.

(3)	Percentage increase in the company’s average closing price for the last 20 trading days of the year, 2017 compared to 2016.

As to this quantitative portion of the STIP, each performance goal was equally weighted at 16.67%, and each represented a stand-alone bonus opportunity, with threshold level performance resulting in 50% of the bonus opportunity, target level performance resulting in 100% of the bonus opportunity and maximum level performance resulting in 200% of the bonus opportunity (with incremental payout available for performance between threshold and target, or between target and maximum). As shown in the foregoing table, the company achieved 2017 performance goals that resulted in a payout under the quantitative portion of the STIP equal to 12.14% of annual salary, or $39,443 for Mr. Romslo and $34,710 for Mr. Elliott.
2017 Discretionary Component (50% weighted)
In addition to awards earned under the quantitative measures discussed above, the STIP includes a discretionary component that allows the compensation committee to approve the payment of additional bonus amounts in recognition of significant achievements or other factors it deems relevant. Under the STIP, the company’s achievement of at least one of the 2017 performance goals permitted a discretionary bonus payout of up to an additional 100% of annual salary, subject to compensation committee discretion to reduce that amount based on any factors it deemed relevant.
For 2017, the compensation committee exercised its negative discretion under this portion of the STIP to substantially eliminate any additional discretionary cash awards. These decisions were made primarily based on the challenges and other negative factors described above under “Executive Summary.”

As a result of the foregoing, in March 2018 Mr. Romslo was paid a total cash bonus under the 2017 STIP of $50,000 (15.4% of base salary), and Mr. Elliott was paid a total cash bonus of $35,000 (12.2% of base salary), which approximated the amount he would have earned solely for the company’s performance relative to the quantitative metrics under the STIP. Mr. Stoelk did not receive any payout under the 2017 STIP because he resigned his employment prior to the determination of awards thereunder.

2018 Short-Term Incentive Program

For 2018, the compensation committee has significantly increased the proportion of compensation, company-wide, derived from equity incentive awards. As a result, the 2018 bonus program applicable to executive officers consists entirely of performance-based equity awards, with no cash bonus program contemplated. See “2018 Long-Term Equity Incentive Program” below.

Long-Term Equity Incentive Program

The purpose of our long-term incentive compensation is to align the interests of our executives with those of our stockholders. Since equity awards may vest and grow in value over time, this component of our compensation plan is designed to provide incentives to reward performance over a sustained period.

Restricted stock awards represent awards of actual shares of our common stock that include vesting provisions which are contingent upon continued employment and occasionally achievement of certain performance objectives. We believe that awards of restricted stock provide a significant incentive for executives to achieve and maintain high levels of performance over multi-year periods, and strengthen the connection between executive and stockholder interests. We believe that restricted shares are a powerful tool for helping us retain executive talent. The higher value of a share of restricted stock in comparison to a stock option allows us to issue fewer total shares in order to arrive at a competitive total long-term incentive award value. Furthermore, we believe that the use of restricted stock reflects competitive practice among companies with whom we compete for executive talent. The compensation committee typically has determined the size of any long-term equity award in connection with year-end compensation decisions.

2016 Long-Term Equity Incentive Program

In early 2016, the compensation committee adopted a 2016 long-term equity incentive program for purposes of determining the number of restricted shares to be issued to executive officers in early 2017. The maximum restricted stock awards achievable under this program would have had a grant date fair value equal to 300% of base salary, as follows:

•
The first half of the program consisted of a performance equity award to each executive officer with a maximum award value of 150% of 2016 annual base salary. The actual value of restricted stock awards to be earned under this portion of the program was dependent upon our company’s 2016 total shareholder return (“TSR”) relative to the 2016 peer group selected by the compensation committee. If the company’s 2016 TSR was equal to or greater than the 2016 TSR of at least 25%, 50% or 75% of the companies in the peer group, each executive would be entitled to a restricted stock award with a value equal to 50%, 100% or 150%, respectively, of 2016 annual base salary.

•
The second half of the program was left in the full discretion of the compensation committee to determine for each executive officer, based on any factors it deemed relevant, a potential additional restricted stock award with a maximum award value of 150% of 2016 annual base salary.

The compensation committee made its final determination of awards under this program on March 10, 2017. As to the first half of this program, the company’s 2016 TSR exceeded the TSR of 41.67% of the companies in the peer group. This was between the 25% threshold and the 50% target levels of performance, and as a result the executive officers were entitled to restricted stock awards under this portion of the program equal to 83.33% of 2016 base salary (reflecting incremental performance between threshold and target).

The compensation committee was cognizant that the executive team was receiving meaningful awards based on relative TSR performance, notwithstanding negative absolute TSR for the company in 2016. Therefore, as to the discretionary portion of this program, the compensation determined not to grant any additional awards to the executive team.

As a result, the executive team received the following restricted stock grants on March 10, 2017, vesting in three equal annual installments on March 15th of each year from 2018 through 2020: Mr. Stoelk - 162,927shares ($423,611 grant date fair value); Mr. Romslo - 103,055 shares ($267,944 grant date fair value); and Mr. Elliott - 88,141 shares ($229,167 grant date fair value).

2017 Long-Term Equity Incentive Program

In early 2017, the compensation committee adopted a 2017 long-term equity incentive program for purposes of determining the number of restricted shares to be issued in early 2018 to the participating executives designated by the compensation committee, which were Messrs. Stoelk and Romslo for 2017. The maximum restricted stock awards achievable under this program would have had a grant date fair value equal to 300% of base salary, as follows:

•
The first half of the program consisted of a performance equity award to each participating executive officer. The actual value of any restricted stock award to be earned under this portion of the program was dependent upon two factors: (i) our company’s 2017 TSR on an absolute basis (the “Absolute TSR Metric”), and (ii) our company’s 2017 TSR relative to the 2017 peer group selected by the compensation committee (the “Relative TSR Metric”). Each metric was equally weighted at 50%, and each represented a stand-alone bonus opportunity, with threshold level performance resulting in 50% of the bonus opportunity, target level performance resulting in 100% of the bonus opportunity and maximum level performance resulting in 150% of the bonus opportunity (with incremental payout available for performance between threshold and target, or between target and maximum). This was structured such that, on a combined basis, the award could not payout above “target” unless the company’s absolute TSR for 2017 was at least 20%. The applicable performance targets for each metric, and the company’s achievement relative thereto for 2017, are summarized in the following table:

	Performance Levels
2017 Performance Goals (equally weighted)	Threshold	Target	Maximum	Actual Company Performance	Bonus Paid for Achievement (% of Annual Salary)
Absolute TSR Metric(1)	20%	30%	40%	(42)%	—%
Relative TSR Metric(2)	30%	60%	90%	36.36%	30.3%
					30.3%
_________________

(1)	Percentage increase in the company’s average closing price for the last 20 trading days of the year, 2017 compared to 2016.

(2)	Percentile performance, relative to the 2017 peer group selected by the compensation committee, in absolute TSR.

•
The second half of the program was left in the full discretion of the compensation committee to determine for each executive officer, based on any factors it deemed relevant, a potential additional restricted stock award with a maximum award value of 150% of 2017 annual base salary.

The compensation committee made its final determination of awards under this program on March 8, 2018. As to the first half of this program, as shown in the table above, Mr. Romslo was entitled to a restricted stock award under this portion of the program equal to 30.3% of 2017 base salary, or $98,485, reflecting incremental performance between threshold and target on the Relative TSR Metric and no achievement on the Absolute TSR Metric. The compensation committee utilized the discretionary second half of this program to (i) round up the total award value granted to Mr. Romslo to $100,000, and (ii) grant Mr. Elliott a restricted stock award valued at $50,000, which was less than he would have been entitled to under the quantitative portion of the program had he been a participant thereunder. In exercising its discretion and determining to substantially reduce the size of awards under this program compared to recent years, the compensation committee was focused on the company’s negative absolute stock price performance as well as the challenges described above under “Executive Summary.”

As a result, the executive team received the following restricted stock grants on March 8, 2018, vesting in three equal annual installments on March 15th of each year from 2019 through 2021: Mr. Romslo - 48,076 shares ($100,000 grant date fair value); and Mr. Elliott - 24,038 shares ($50,000 grant date fair value). Mr. Stoelk resigned his employment with the company prior to the determination of awards payable under this program, and therefore did not receive any restricted shares thereunder for 2017.

2018 Long-Term Equity Incentive Program

The compensation committee has adopted a 2018 long-term equity incentive program that is different from the program utilized for 2017. The 2018 program consists of restricted stock awards made to each of our executive officers, each of which is subject to performance-based vesting requirements. Half of the shares granted under the awards are subject to the company’s performance relative to Adjusted EBITDA goals, and the other half of such shares are subject to goals based on the company’s average closing stock price for the last 20 trading days of 2018. Any shares earned as a result of the company’s performance relative to these goals will vest in three equal installments in 2019, 2020 and 2021.

Retirement, Health and Welfare Benefits

We offer a variety of retirement, health and welfare programs to all eligible employees. The named executive officers are eligible for the same broad-based benefit programs on the same basis as the rest of our employees. Our health and welfare programs include medical, dental and long and short term disability.

We maintain a 401(k) plan for our employees. Under the 401(k) plan, eligible employees may elect to contribute a portion of their eligible compensation on a pre-tax basis in accordance with the limitations imposed under the Internal Revenue Code of 1986, as amended, or the Code. We also provide a match contribution equal to 100% of an eligible employee’s deferral contribution, up to 8% of the employee’s earnings up to the maximum amount permitted under the Code.

Perquisites

Additional perquisites paid for named executive officers in 2017 include payment of all 401(k) plan contributions, vehicle allowances and related expenses, and personal use of company employees. Our costs associated with providing the foregoing benefits for named executive officers in 2017 are reflected in the Summary Compensation Table and related disclosures below. The company does not allow any executive officer perquisites for tax gross-ups.

Severance/Change of Control Arrangements

We have agreements in place with certain executive officers providing for severance compensation in connection with certain triggering events relating to a change of control of our company and/or termination of employment. We have provided more information about these benefits below under “Potential Payments upon Termination or Change in Control.”

Policies as to Company Securities

Our insider trading policy provides that company directors, officers and employees (and certain other covered individuals) may not, among other things, pledge company securities, purchase or sell puts or calls to sell or buy our securities, engage in short sales with respect to our securities, buy our securities on margin, or otherwise hedge their ownership of our stock. We have not adopted any stock ownership guidelines or other holding period requirements applicable to our directors, officers and employees.

Clawback Policy

To date, we have not adopted a formal clawback policy to recoup incentive based compensation upon the occurrence of a financial restatement, misconduct, or other specified events. However, under the terms of our 2013 Incentive Plan, awards thereunder and any compensation associated therewith may be made subject to forfeiture, recovery by the company or other action pursuant to any compensation recovery policy adopted by the board of directors at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law, and any award agreement may be unilaterally amended by the compensation committee to comply with any such clawback policy. We are currently evaluating the practical, administrative and other implications of implementing and enforcing a clawback policy, and intend to adopt a clawback policy in compliance with Section 10D of the Exchange Act once additional guidance is promulgated by the SEC.

Compensation Committee Report

Compensation Committee Activities

The compensation committee of our board currently consists of three independent directors.  As the compensation committee, we authorize and evaluate programs and, where appropriate, establish relevant performance criteria to determine management compensation.  Our compensation committee charter grants the compensation committee full authority to review and approve annual base salary and incentive compensation levels, employment agreements and benefits of our executive officers.  We adopt performance criteria to measure the performance of our executive management and determine the appropriateness of awarding year-end bonuses.

Review of Compensation Discussion and Analysis

The compensation committee has reviewed and discussed the compensation discussion and analysis presented on the preceding pages. Based on its review and discussions, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this document.

The name of each person who serves as a member of our compensation committee is set forth below.

Bahram Akradi (Chair)	Lisa Bromiley	Mike Popejoy

Risks Arising from Compensation Policies and Practices

We have evaluated the risks arising from our company-wide compensation policies and practices and do not believe that such risks are reasonably likely to have a material adverse effect on our company.

Summary Compensation Table

The table below shows compensation for our named executive officers for services in all capacities to our company during fiscal years 2015, 2016 and 2017. Compensation, as reflected in this table and the tables which follow, is presented on the basis of rules of the SEC and does not necessarily represent the amount of compensation realized or which may be realized in the future, or the amount of compensation attributable to a particular year. This is particularly true with respect to certain stock-based awards or accruals reported in the Stock Awards column. For more information regarding our salary policies and executive compensation plans, please review the information above under the caption “Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(4)		Non-Equity Incentive Plan Compensation ($)(7)	All Other Compensation ($)(8)	Total Compensation ($)
Thomas Stoelk(1)	2017	515,000			403,853	(5)	—	63,581	982,434
Interim CEO & CFO	2016	508,333	250,000	(3)	2,671,349		508,333	62,099	4,000,114
	2015	495,000			1,370,955		643,500	62,574	2,572,029

Erik Romslo	2017	325,000			167,960	(6)	50,000	56,286	599,246
EVP, General Counsel & Secretary	2016	321,533			755,911		321,533	54,608	1,453,585
	2015	314,600			871,319		330,330	56,906	1,573,155

Brandon Elliott(2)	2017	286,000			—		35,000	52,516	373,516
Interim President; EVP, Corp. Development & Strategy	2016	275,000			366,667		226,875	50,854	919,396
	2015	275,000			761,639		288,750	52,744	1,378,133
__________________

(1)	Mr. Stoelk resigned his employment with the company in January 2018. He had served as Interim CEO since August 2016, and as CFO since December 2011.

(2)
Mr. Elliott assumed the Interim President position in January 2018, in addition to his role as EVP, Corporate Development & Strategy that he has held since January 2013. In July 2018, Mr. Elliott assumed the CEO position.

(3)	Mr. Stoelk was awarded $250,000 of supplemental compensation for 2016 in recognition of his increase in duties with his assumption of the interim CEO position.

(4)
Amounts in the Stock Awards column reflect the aggregate grant date fair value of awards granted during the applicable year.  Grant date fair values are computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in Note 6 to our financial statements for the fiscal year ended December 31, 2017 included in our Annual Report on Form 10-K for fiscal year 2017.

For 2017, amounts in the Stock Awards column consist of the following:

(i)
performance equity awards granted in 2017 under the 2017 long-term equity incentive program for executive officers, or the “2017 Performance Equity Awards” (see “Compensation Discussion and Analysis-2017 Long-Term Equity Incentive Program” above), and

(ii)
for Mr. Stoelk, the 2017 annual tranche of his restricted stock award subject to performance-based vesting that was originally granted to him in connection with entering into his most recent employment agreement, or the “Employment Agreement Performance-Based Grants” (see note 3 to the “Grants of Plan-Based Awards” table below).

Details regarding each of these awards are set forth in the footnotes that follow for each named executive officer. The grant date fair value disclosed in the footnotes that follow for each 2017 Performance Equity Award is based on the probable outcome of the performance condition as of the grant date. If instead we would have assumed the highest level of performance conditions would be achieved, the grant date fair values of those awards would have been as follows: Mr. Stoelk - $772,500; and Mr. Romslo - $487,500.

(5)	The Stock Awards amount reported for Mr. Stoelk in 2017 consists of the following:

Purpose	Grant Date	Restricted Shares	Vesting Period	Grant Date Fair Value ($)
2017 Performance Equity Award	3/30/2017	n/a	4 Years	266,152
Employment Agreement Performance-Based Grant	3/30/2017	85,383	1 Year	137,701

Mr. Stoelk’s “Employment Agreement Performance-Based Grant” reflects only one tranche of vesting subject to the 2017 annual performance period under the award. The full award contained four annual tranches of vesting, each subject to its own annual performance period (calendar years 2016-2019). The number of shares potentially vesting each year was to be dependent upon the company’s relative total shareholder return (or TSR) for the applicable performance period, compared to a group of peers selected annually by the compensation committee. Mr. Stoelk did not vest in any shares under this award for either the 2016 or 2017 performance period, because the company’s relative TSR was not sufficient to meet the minimum performance requirements. Because the compensation committee did not take action to select the peer group applicable to any performance period until the year in question, there was no grant date fair value in 2017 attributable to the shares that could have vested in connection with the 2018-2019 annual performance periods. Mr. Stoelk forfeited the remainder of this award when he resigned his employment in January 2018. See note 3 to the “Grants of Plan-Based Awards” table below, and “Compensation Discussion and Analysis-Employment Agreements” above.

(6)	The Stock Awards amount reported for Mr. Romslo in 2017 consists of the following:

Purpose	Grant Date	Restricted Shares	Vesting Period	Grant Date Fair Value ($)
2017 Performance Equity Award	3/30/2017	n/a	4 Years	167,960

(7)
The Non-Equity Incentive Plan Compensation amounts reported for 2017 represent the year-end cash bonuses paid to each executive officer under the 2017 short-term incentive program. See “Compensation Discussion and Analysis-Annual Short-Term Incentive Program” above.

(8)
The All Other Compensation amounts reported for 2017 include the following: (i) for Mr. Stoelk, 401(k) contributions by the company of $45,600 and vehicle perquisites of $17,560; (ii) for Mr. Romslo, 401(k) contributions by the company of $36,000 and vehicle perquisites of $20,005; and (iii) for Mr. Elliott, 401(k) contributions by the company of $36,000 and vehicle perquisites of $16,282.

Grants of Plan-Based Awards

The following table sets forth grants of plan-based awards during the year ended December 31, 2017.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)					All Other Stock Awards: Number of Shares of Common Stock	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)		Maximum ($)
Thomas Stoelk		257,500	515,000	1,030,000
	3/30/2017				257,500	515,000		772,500			266,152	(4)
	3/30/2017				—	85,383	(*)(3)	128,074	(*)(3)		137,701	(5)

Erik Romslo		162,500	325,000	650,000
	3/30/2017				162,500	325,000		487,500			167,960	(4)
__________________
(*)    These amounts are denominated in shares, while all other amounts in these columns are denominated in dollars.

(1)
Amounts in these columns assume achievement of all “threshold,” “target” or “maximum” quantitative performance goals, respectively, under the quantitative portion of the 2017 short-term incentive program. As to the discretionary portion of the 2017 short-term incentive program, amounts in these columns assume the compensation committee would have set awards at “threshold,” “target” or “maximum” levels, respectively, if all “threshold,” “target” or “maximum” quantitative goals were achieved. See “Compensation Discussion and Analysis-Annual Short-Term Incentive Program” above.

(2)
Except for the amounts described in note 3 to this table below, amounts in these columns reflect the potential values of the performance equity awards under the first half of the 2017 long-term equity incentive program, assuming the company achieved all “threshold,” “target” or “maximum” performance goals, respectively. The number of restricted shares earned by Mr. Romslo in respect thereof was calculated by dividing the earned value by the closing price of the company’s common stock on the date of compensation committee determination of actual performance relative to the performance goal in early 2018, and such restricted shares are scheduled to vest in three equal annual installments thereafter. Mr. Stoelk resigned his employment with the company prior to the determination of awards payable under this program, and therefore did not receive any restricted shares thereunder. See “Compensation Discussion and Analysis-2017 Long-Term Equity Incentive Program” above.

(3)
Reflects only one tranche of vesting (subject to the 2017 annual performance period under the award) of a restricted stock award granted to Mr. Stoelk subject to performance-based vesting. The full award contained four annual tranches of vesting, each subject to its own annual performance period (calendar years 2016-2019). The remaining unvested portion of this award was forfeited when Mr. Stoelk resigned his employment with the Company in January 2018. Prior to his resignation, each tranche had the potential to vest following the completion of the applicable performance period, on the date when the compensation committee certified the level of relative TSR achieved by the company for such performance period. The number of shares to vest each year was dependent upon the company’s relative TSR for the applicable performance period, compared to a group of peers selected annually by the compensation committee, with zero percent of that year’s tranche vesting for relative TSR performance below the 50th percentile, 100 percent vesting for relative TSR performance from the 50th percentile up to the 75th percentile, and 150 percent vesting for relative TSR performance at or above the 75th percentile. As a result, each tranche could have resulted in the vesting of 0 shares, 85,383 shares or 128,074 shares. Because the compensation committee did not take action to select the peer group applicable to any annual performance period until the year in question, there was no grant date fair value in 2017 attributable to the shares that could have vested in connection with the 2018-2019 annual performance periods. See “Compensation Discussion and Analysis-Employment Agreements” above.

(4)
Grant date fair value of performance equity awards under the 2017 long-term equity incentive program, based on the probable outcome of the performance condition as of the grant date. See “Compensation Discussion and Analysis-2016 Long-Term Equity Incentive Program” above.

(5)
Grant date fair value of the 2017 annual tranche of vesting under a restricted stock award subject to performance-based vesting, based on the probable outcome of the performance condition as of the grant date. See note 3 to this table, above.

The non-equity incentive plan awards reflected in the foregoing table are further described above under “Compensation Discussion and Analysis-Annual Short-Term Incentive Program.” The equity incentive plan awards reflected in the foregoing table are further described above under “Compensation Discussion and Analysis-2017 Long-Term Equity Incentive Program” and “-Employment Agreements.” The absence of stock awards in the foregoing table is due to the fact that no awards were made in early 2017 under the discretionary portion of the 2016 long-term equity incentive program, as discussed above under “Compensation Discussion and Analysis-2016 Long-Term Equity Incentive Program.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards to our named executive officers as of December 31, 2017.

	Stock Awards
Name	Number of Shares That Have Not Vested		Market Value of Shares That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested(1)
Thomas Stoelk	622,803	(2)	$1,276,746	170,765	(5)	$525,101	(6)
Erik Romslo	266,578	(3)	$546,485	—		$—
Brandon Elliott	178,633	(4)	$366,198	—		$—
____________________

(1)	The values in these columns are based on the $2.05 closing price of our common stock on the NYSE American on December 29, 2017, the last trading day of 2017.

(2)
Consists of restricted common stock granted to Mr. Stoelk, subject to time-based vesting, which as of December 31, 2017 (prior to his resignation) were scheduled to vest as follows: (i) 40,364 shares on March 1, 2018, (ii) 135,992 shares on March 15, 2018, (iii) 85,383 shares on April 8, 2018, (iv) 135,991 shares on March 15, 2019, (v) 85,382 shares on April 8, 2019, (vi) 54,309 shares on March 15, 2020, and (vii) 85,382 shares vest on April 8, 2020.

(3)
Consists of restricted common stock granted to Mr. Romslo, subject to time-based vesting, of which (i) 25,653 shares vest on March 1, 2018, (ii) 73,287 shares vest on March 15, 2018, (iii) 20,000 shares vest on April 8, 2018, (iv) 73,287 shares vest on March 15, 2019, (v) 20,000 shares vest on April 8, 2019, (vi) 34,351 shares vest on March 15, 2020, and (vii) 20,000 shares vest on April 8, 2020.

(4)
Consists of restricted common stock granted to Mr. Elliott, subject to time-based vesting, of which (i) 22,424 shares vest on March 1, 2018, (ii) 63,415 shares vest on March 15, 2018, (iii) 63,414 shares vest on March 15, 2019, and (iv) 29,380 shares vest on March 15, 2020.

(5)
Consists of restricted common stock originally granted to Mr. Stoelk on April 8, 2016, subject to performance-based vesting. The award contained four annual tranches of vesting, each subject to its own annual performance period (calendar years 2016-2019). Unlike the presentation of this award in the “Summary Compensation Table” and “Grants of Plan Based Awards” table above, the presentation in this table includes all shares outstanding under the award as of December 31, 2017, covering the two remaining annual tranches of potential vesting (2018 and 2019). Each annual tranche had the potential to vest following the completion of the applicable performance period, on the date when the compensation committee certified the level of relative total shareholder return (TSR) achieved by the company for such performance period. The number of shares vesting each year was to be dependent upon the company’s relative TSR for the applicable performance period, compared to a group of peers selected annually by the compensation committee, with zero percent of that year’s tranche vesting for relative TSR performance below the 50th percentile, 100 percent vesting for relative TSR performance from the 50th percentile up to the 75th percentile, and 150 percent vesting for relative TSR performance at or above the 75th percentile. As a result, each tranche could have resulted in the vesting of 0 shares, 85,383 shares or 128,074 shares. For both 2016 and 2017, the company’s relative TSR was below the 50th percentile, and as a result the first two tranches of shares were forfeited. The 170,765 shares reflected in the table is equal to the 341,530 restricted shares initially outstanding under the award, less the 170,765 total shares forfeited for the 2016 and 2017 annual performance periods, and would have covered vesting at the 100 percent level for the two remaining annual tranches. However, the remaining unvested portion of this award was forfeited when Mr. Stoelk resigned his employment with the Company in January 2018.

(6)
This dollar value reflects no vesting for the first two annual tranches (2016 and 2017) of this performance-based restricted stock award (which is what actually occurred), and maximum vesting at the 150 percent level for the two remaining annual tranches (2018 and 2019), which would have resulted in the future issuance to Mr. Stoelk of 85,382 more shares in addition to the 170,765 shares outstanding under the award as of December 31, 2017, for a total of 256,147 shares. See note 5 to this table, above, for additional information.

Option Exercises and Stock Vested

Our named executive officers did not hold or exercise any stock options during the year ended December 31, 2017.  The table below sets forth the number of shares of common stock acquired on vesting by our named executive officers during the year ended December 31, 2017.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Thomas Stoelk	221,041	$587,479
Erik Romslo	91,394	$250,697
Brandon Elliott	69,552	$197,599
______________

(1)	Value based on the closing price of our common stock on the NYSE American on each applicable vesting date.

Potential Payments upon Termination or Change in Control

We have typically employed our executive officers under written employment agreements governing certain terms and conditions of their employment. Our employment agreements with Messrs. Stoelk and Romslo that were applicable during 2017 were entered into in April 2016, and are described in the paragraphs that follow. Our prior employment agreement with Mr. Elliott was entered into in December 2012 in connection with his initial hiring, and expired pursuant to its terms in January 2017. In the summer of 2018, we entered into new employment agreements with each of our current executive officers, but these agreements had no bearing on 2017 compensation. The following disclosure relates to employment agreements with our named executive officers that were in place during 2017 and therefore had a bearing on 2017 compensation.

General Employment Agreement Provisions

The April 2016 agreements with Messrs. Stoelk and Romslo each provided for an initial term through April 8, 2020, subject to earlier termination upon notice or certain other conditions, and for automatic one-year renewal terms thereafter (unless action is taken by either party to terminate the agreement). The agreements entitled the executives to receive a minimum annual base salary of $515,000 for Mr. Stoelk and $325,000 for Mr. Romslo, and for eligibility to receive annual incentive bonus compensation under programs administered by our compensation committee. The agreements also contain provisions prohibiting the executives from competing with our company or soliciting any employees of our company for a specified period following termination of his employment with our company (although the non-competition provisions only apply if the termination of his employment follows a change in control of our company). That period is (i) six months, if his employment is terminated by the company without cause (as defined) or by the executive for good reason (as defined), in either case unless such termination follows a change in control, or (ii) twelve months, if his employment is terminated for any other reason, or for any reason following a change in control.

Change in Control and Severance Provisions

Employment agreements with our named executive officers may contain change in control and other severance provisions entitling those individuals to certain payments under specified circumstances.

The April 2016 agreements with Messrs. Stoelk and Romslo provided that, upon any change in control of our company that occurs during the term, each executive’s employment agreement will automatically terminate, all outstanding unvested equity awards held by him will automatically vest (at target levels, for performance-based awards), and the executive will be entitled to receive a cash payment equal to the sum of (i) two times his base salary, (ii) a pro rata portion of his “target” cash bonus for such year, (iii) his annualized vehicle allowance, and (iv) twelve months of COBRA premiums to continue his existing group health and dental coverage. Each executive’s cash payment upon a change in control is subject to clawback by us if, within the 90-day period following the change in control, either (x) the executive terminates his employment with the company or its successor for any reason other than death or disability, or (y) the company or its successor terminates the executive’s employment due to his failure to provide reasonable transition services for such 90-day period. Under their agreements, each executive would also be entitled to the same benefits described in the first sentence of this paragraph if his employment is terminated by the company without cause or by the him for good reason (an “Involuntary Termination”), except that the cash payment will be calculated based on one times base salary (instead of two times base salary).

Under the April 2016 agreements with Messrs. Stoelk and Romslo, a “change in control” is defined as any one of the following: (i) a person becomes the beneficial owner of 50% or more of the outstanding common stock or the combined voting power of the outstanding voting securities of the company (subject to certain exceptions), (ii) individuals who are “continuing directors” (as defined) cease for any reason to constitute a majority of the members of our board of directors, (iii) the consummation of a merger or similar transaction involving the company (subject to certain exceptions, including if it would result in the outstanding voting securities of the company immediately prior to such transaction continuing to represent at least 50% of the combined voting power of the voting securities of the company or successor entity outstanding immediately after such transaction), or (iv) a complete liquidation or dissolution of the company, or the disposition of substantially all of the company’s assets (subject to certain exceptions).

With respect to Mr. Elliott, under the restricted stock award agreements governing the restricted shares held by him, all unvested shares would fully vest (i) upon any change-in-control occurring within 12 months after an Involuntary Termination of Mr. Elliott’s employment, and (ii) upon any Involuntary Termination of Mr. Elliott’s employment occurring within 24 months after a change-in-control.

Under the company’s 2013 Incentive Plan applicable to outstanding restricted shares held by the named executive officers, to the extent not defined otherwise in a then-applicable employment or similar agreement, a “change in control” is defined as the occurrence of any one of the following: (i) an “exchange act person” (as defined) becomes the beneficial owner of securities of the company representing more than 50% of the combined voting power of the then outstanding voting securities (subject to certain exceptions), (ii) individuals who are “continuing directors” (as defined) cease for any reason to constitute a majority of the members of our board of directors, or (iii) the consummation of a merger or similar transaction involving the company, or the disposition of substantially all of the company’s assets, unless immediately following such transaction, all or substantially all of the beneficial owners of the company’s voting securities immediately prior to such transaction beneficially own at least 50% of the combined voting power of the outstanding voting securities of the surviving or acquiring entity, in substantially the same proportions as their ownership immediately prior thereto.

Estimated Payments to Named Executive Officers

The compensation amounts included in the table below are estimates of the amounts that would have become payable to each named executive officer under the various triggering events described in the foregoing provisions, assuming in each case that the applicable event (whether a change-in-control and/or a termination of employment) occurred on the last business day of 2017.

Name and Payments/Benefits	Change in Control	Involuntary Termination(1)	Involuntary Termination Within 24 Months After a Change in Control	Change in Control Within 12 Months After an Involuntary Termination
Thomas Stoelk
Cash ($)	1,584,221	1,069,221	—	—
Stock Vesting ($)(2)	1,626,814	1,626,814	—	—

Erik Romslo
Cash ($)	1,006,824	681,824	—	—
Stock Vesting ($)(2)	546,485	546,485	—	—

Brandon Elliott
Cash ($)	—	—	—	—
Stock Vesting ($)(2)	—	—	366,198	366,198
__________________

(1)	“Involuntary termination” refers to a termination of employment either by the company without cause or by the employee for good reason.

(2)	Stock vesting values are based on the $2.05 closing price of our common stock on the NYSE American on December 29, 2017, the last trading day of 2017.

Non-Employee Director Compensation
Director compensation elements are designed to:

•	Ensure alignment with long-term stockholder interests;

•	Ensure we can attract and retain outstanding director candidates;

•	Recognize the substantial time commitments necessary to oversee the affairs of our company; and

•	Support the independence of thought and action expected of directors.

Non-employee director compensation levels are reviewed by the compensation committee each year, and resulting recommendations are presented to the full board for approval.  Directors who are also employees receive no additional pay for serving as directors.

Non-employee directors receive compensation consisting of both cash and equity.  A significant portion of director compensation is paid in equity to align director compensation with the long-term interests of stockholders. Non-employee directors are also reimbursed for reasonable expenses incurred to attend board meetings or other functions relating to their responsibilities as a director.

The 2017 compensation program for our non-employee directors included (i) a restricted stock grant with a grant date fair value of $120,000, vesting in quarterly installments throughout the year, (ii) an annual cash fee of $60,000 for service on our board, (iii) annual cash fees for service on our standing committees as follows: audit committee chair, $50,000; other audit committee members, $20,000; compensation committee chair, $50,000; other compensation committee members, $20,000; nominating committee chair, $30,000; other nominating committee members, $15,000; executive committee member, $50,000, and (iv) for service as non-executive chairman of the board, an annual cash fee of $150,000 and a restricted stock grant with a grant date fair value of $50,000, vesting in quarterly installments throughout the year. In addition, in May 2017, the Board granted Mr. Weber $125,000 of additional cash compensation for his significant contributions and time commitment in connection with the company’s strategic process.

The following table contains compensation information for our non-employee directors for the year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Total ($)
Bahram Akradi(1)	27,500	—	—	27,500
Lisa Bromiley	210,000	119,999	—	329,999
Michael Frantz	110,000	119,999	—	229,999
Robert Grabb	95,000	119,999	—	214,999
Delos Cy Jamison	95,000	119,999	—	214,999
Jack King	160,000	119,999	—	279,999
Michael Popejoy	80,000	119,999	—	199,999
Richard Weber	405,000	169,998	—	574,998
_____________

(1)	Mr. Akradi joined the board of directors on July 21, 2017.

(2)
The board of directors offered each non-employee director the opportunity to receive shares of common stock in lieu of cash for any portion of their fourth quarter 2017 fees earned in cash. As a result, a total of $66,500 of the cash fees in this column were paid in the form of 31,847 fully vested shares of common stock issued on January 26, 2018 based on the $2.08 per share closing price on that date.

(3)
On May 24, 2017, each of the non-employee directors serving on that date received a grant of 66,666 shares of restricted common stock, having a grant date fair value of $119,999. The shares vested in four equal quarterly installments on May 24, 2017, July 1, 2017, October 1, 2017 and January 1, 2018. On May 24, 2017, for service as our non-executive chairman of the board, Mr. Weber received a grant of 27,777 shares of restricted common stock having a grant date fair value of $49,999, with such shares vesting in four equal quarterly installments on May 24, 2017, July 1, 2017, October 1, 2017 and January 1, 2018.

(4)
As of December 31, 2017, Mr. Weber held stock options to purchase 250,000 shares of common stock at an exercise price of $2.79 per share. The other directors did not hold any stock options as of December 31, 2017.

In the summer of 2018, the Board approved the 2018 compensation program for our non-employee directors, which was designed to significantly reduce the cash compensation paid to our directors and instead increase the amount of equity compensation. As a result, the 2018 compensation program for our non-employee directors consists of the following: (i) for our non-executive chairman, an equity retainer consisting of 153,600 restricted shares and no cash retainer, (ii) for all other directors, an equity retainer consisting of 43,200 restricted shares and a $48,000 cash retainer, (iii) annual fees for service on our standing committees as follows: audit committee chair, $20,000 cash and 9,600 restricted shares; other audit committee members, $5,000 cash and 2,400 restricted shares; compensation committee chair, no cash and 19,200 restricted shares; other compensation committee members, $5,000 cash and 2,400 restricted shares; nominating committee chair, $10,000 cash and 4,800 restricted shares; other nominating committee members, $2,500 cash and 1,200 restricted shares; executive committee member, $20,000 cash and 9,600 shares. All of the restricted shares described in the foregoing sentence vest throughout the year. In addition, to help align the board of directors with our management team, the directors each received an additional performance-based restricted stock award (57,600 shares for the non-

executive chairman, and 18,000 shares for each other director) that is subject to the same 2018 stock price goals applicable to the restricted stock awards to executives under the 2018 long-term equity incentive program described above. Any shares earned by the directors as a result of the company’s performance relative to the stock price goals will vest in 2019.

CEO Pay Ratio

For 2017, the annual total compensation for our chief executive officer was $982,434, as reflected in the Summary Compensation Table appearing above. We estimate that the median employee annual total compensation was $112,972 for 2017. This comparison results in a CEO Pay Ratio of 8.7 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K promulgated under the Exchange Act, and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.
As permitted under applicable SEC guidance, to identify a median employee among our employee population workforce (excluding our chief executive officer), we used actual 2017 W-2 taxable income for the 2017 calendar year as our consistently applied compensation measure for those who were employed on December 31, 2017. We selected an individual at the median of our employee population and then determined that individual’s annual total compensation in accordance with Regulation S-K, Item 402(c)(2)(x) as shown above.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes certain information regarding our equity compensation plans, as of December 31, 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders
2013 Equity Incentive Plan	250,000	2.79	2,888,347
Equity compensation plans not approved by security holders	—	—	—
Total	250,000	$2.79	2,888,347

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Exchange Agreement
On January 31, 2018, we entered into an exchange agreement that was subsequently amended on each of March 20, 2018 and April 2, 2018 (as amended, the “Exchange Agreement”) with holders (the “Supporting Noteholders”) of approximately $497 million, or 71%, of the aggregate principal amount of our outstanding 8.000% Senior Notes due 2020 (the “Outstanding Notes”), pursuant to which the Supporting Noteholders agreed to exchange all of the Outstanding Notes held by each such Supporting Noteholder for approximately $155 million of our common stock and approximately $344 million in aggregate principal amount of new senior secured second lien notes due 2023 (the “Second Lien Notes”) (such proposed exchange, the “Exchange Transaction”). Closing under the Exchange Agreement occurred on May 15, 2018.
TRT Holdings, Inc. (“TRT”), Cresta Investments, LLC and Robert B. Rowling (together, the “TRT Noteholders”) are Supporting Noteholders and received, upon consummation of the Exchange Transaction, in the aggregate, approximately 54.6 million shares of our common stock and approximately $125.3 million aggregate principal amount of Second Lien Notes in exchange for the $204.7 million of Outstanding Notes that they exchanged. Two of our directors, Mr. Frantz and Mr. Popejoy, are employed by TRT, and each of the TRT Noteholders individually beneficially owned in excess of 5% of our outstanding common stock when the Exchange Agreement was entered into.
Funds affiliated with Angelo, Gordon & Co. are Supporting Noteholders and received, upon consummation of the Exchange Transaction, in the aggregate, approximately 11.5 million shares of our common stock and approximately $51.8 million aggregate principal amount of Second Lien Notes in exchange for the $69.0 million of Outstanding Notes that they exchanged. One of our director nominees, Mr. Lenz, is employed by Angelo Gordon, although he was not selected as a director nominee until after the closing of the Exchange Agreement.
The obligations of the Supporting Noteholders under the Exchange Agreement were subject to the conditions set forth in the Exchange Agreement, which were satisfied at or prior to closing, including: (a) the successful completion of an equity transaction (the “Equity Raise”) comprised of $140.0 million in gross proceeds from the sale of our common stock, including the funding of up to $52.0 million of commitments received under the Subscription Agreements (as defined below); (b) our reincorporation in the State of Delaware and approval of our Delaware certificate of incorporation; (c) our receipt of the requisite stockholder approvals required by the NYSE American for (i) the issuance of the common stock in the Exchange Transaction and Equity Raise to the extent required and (ii) the reincorporation; (d) the Company obtaining the requisite consent of the lenders under the Company’s first lien term loan credit agreement (the “Term Loan Credit Agreement”) (including pursuant to an amendment to the terms thereof) to permit the Exchange Transaction; and (e) entry into a customary intercreditor agreement between the administrative agent for the Term Loan Credit Agreement and the trustee for the Second Lien Notes.

Subscription Agreements and Equity Raise
On January 31, 2018, and in connection with the Exchange Transaction, the Company and Bahram Akradi (the Chairman of our board of directors), Michael Reger (who subsequently joined the company as an executive officer in May 2018), TRT and certain other investors each entered into subscription agreements (the “Subscription Agreements”) whereby such investors agreed to purchase up to $40.0 million of our common stock at a price per share equal to the lowest price per share in the Equity Raise, and subject to the closing of the Exchange Transaction. Pursuant to their respective Subscription Agreements, Mr. Akradi purchased $12.0 million of our common stock, Mr. Reger purchased $10.0 million of our common stock, and TRT purchased $10.0 million of our common stock. Based on the pricing of the Equity Raise, the lowest price of which was $1.50 per share, Mr. Akradi purchased 8.0 million shares, Mr. Reger purchased 6.7 million shares and TRT purchased 6.7 million shares. Mr. Akradi and TRT each beneficially owned in excess of 5% of our outstanding common stock when their respective Subscription Agreements were entered into.
On April 10, 2018, to satisfy, in part, our obligation to complete the Equity Raise, we completed an underwritten public offering (the “Offering”), whereby we sold 58,666,667 shares of our common stock at a public offering price of $1.50 per share. As part of the Offering, Mr. Akradi purchased 1.0 million shares of our common stock from the underwriters of the Offering for an aggregate purchase price of $1.5 million. Mr. Akradi beneficially owned in excess of 5% of our outstanding common stock when he purchased such shares.

Registration Rights
In accordance with the terms of the Exchange Agreement, at the closing of the Exchange Transaction, we entered into registration rights agreements with (i) the Supporting Noteholders, including the TRT Noteholders, pursuant to which we agreed to file with the SEC a registration statement registering for resale the shares of common stock and the Second Lien Notes issued in the Exchange Transaction, and (ii) with the TRT Noteholders and an affiliate of TRT, pursuant to which we agreed to file with the SEC a registration statement registering for resale all of the shares of common stock held by the TRT Noteholders and such affiliate, excluding shares of common stock that the TRT Noteholders will receive pursuant to the Exchange Transaction.
Other Matters
On September 25, 2017, we entered into an agreement with Michael Reger to settle our ongoing litigation related to the termination of his employment with the Company in 2016. Pursuant to the settlement agreement, among other things, Mr. Reger agreed to dismiss his lawsuit against us and we agreed to pay him $750,000 in cash and issue him 3,000,000 shares of our common stock. Mr. Reger subsequently re-joined the Company as an executive officer in May 2018.
Adam Dirlam became an executive officer of the Company upon his promotion to serve as the Company’s Executive Vice President of Land in June 2018. Katie Jackson, who is Mr. Dirlam’s spouse, is also employed with the Company as a Vice President of Acquisitions. During 2017, she received $184,782 of total cash compensation and $31,214 worth of vesting on existing equity awards.

Related Person Transaction Review Policy
Our board of directors has adopted a written related person transaction approval policy, which we refer to as our related person policy. Subject to the exceptions described below, our related person policy requires our audit committee to review and approve, ratify or disapprove of any proposed related person transaction. In reviewing a transaction, our audit committee will consider all relevant facts and circumstances, including (1) whether the terms are fair to the company, (2) whether the transaction is material to the company, (3) the role the related person played in arranging the transaction, (4) the structure of the transaction, (5) the interests of all related persons in the transaction, and (6) whether the transaction has the potential to influence the exercise of business judgment by the related person or others. Our audit committee will not approve or ratify a related person transaction unless it determines that, upon consideration of all relevant information, the transaction is beneficial to our company and the terms of the transaction are fair to our company. It will be our policy that directors interested in a related person transaction will recuse themselves from any vote relating to a related person transaction in which they have an interest. Under our related person policy, a related person includes any of our directors, director nominees, executive officers, any beneficial owner of more than 5% of our common stock and any immediate family member of any of the foregoing. Related person transactions exempt from our policy include (1) compensatory arrangements with our directors and executive officers that are approved by our compensation committee, (2) transactions available to all of our employees or stockholders on the same terms, (3) transactions with another entity if the related person’s interest in the transaction arises only from such person’s position as a director of, and/or beneficial owner of less than 5% in, such entity, (4) transactions with another entity if the related person’s interest in the transaction arises only from such person’s position as a limited partner with less than a 5% interest in such entity, and (5) transactions between us and a related person that, when aggregated with the amount of all other transactions between us and the related person or its affiliates, involve $10,000 or less in a year.
All of the transactions described above under “Transactions with Related Persons” were approved by our audit committee pursuant to the related person policy, except those transactions that did not involve a related person at the time the transaction was entered into.

NORTHERN OIL AND GAS, INC. FORM 10-K

A copy of our Form 10-K, as amended, for the year ended December 31, 2017, has been made available concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting.  We will send a copy of our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2017, or any exhibit thereto, as filed with the Securities and Exchange Commission, to any stockholder without charge, upon written request to Northern Oil and Gas, Inc., 601 Carlson Pkwy, Suite 990, Minnetonka, Minnesota 55305, Attention: Investor Relations.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called “householding,” by which certain stockholders who do not participate in electronic delivery of proxy materials but who have the same address and appear to be members of the same family receive only one copy of our annual report and proxy statement. Each stockholder participating in householding continues to receive a separate proxy card. Householding reduces both the environmental impact of our annual meetings and our mailing and printing expenses.

If you would like to change your householding election, request that a single copy of the proxy materials be sent to your address, or request a separate copy of the proxy materials, please contact Broadridge Financial Solutions, Inc., by calling (866) 540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will promptly deliver the proxy materials to you upon receipt of your request. If you hold your shares in street name, please contact your bank, broker, or other record holder to request information about householding.

STOCKHOLDER PROPOSALS FOR
2019 ANNUAL MEETING

We must receive stockholder proposals intended to be presented at our 2019 Annual Meeting of Stockholders that are requested to be included in the proxy statement for that meeting at our principal executive office no later than April 5, 2019.  Such proposals must also meet all the relevant requirements of our bylaws in order to be included in our proxy statement.

Any other stockholder proposals intended to be presented, and any nominations of persons for election as directors, at the 2019 Annual Meeting of Stockholders must meet all of the relevant requirements of our bylaws and be received by us at our principal executive office no later than May 25, 2019.  If, however, the date of our 2019 Annual Meeting of Stockholders is before July 24, 2019 or after October 22, 2019, then notice for such proposals or nominations by a stockholder will be timely only if received not less than 90 days before the date of our 2019 Annual Meeting or, if later, within 10 days after the first public announcement of the date of our 2019 Annual Meeting.

OTHER MATTERS

The board of directors does not know of any other matter that will be presented at the annual meeting other than the proposals discussed in this proxy statement.  Under our bylaws, generally no business besides the proposals in this proxy statement may be transacted at the meeting.  However, if any other matter properly comes before the meeting, your proxies will act on such matter in their discretion.

By Order of the Board of Directors

Bahram Akradi Chairman of the Board of Directors

Appendix A

PROPOSED AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
NORTHERN OIL AND GAS, INC.

Article Four, Section 1, of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
Section 1    Authorized Shares. The total number of shares of all classes of capital stock that the Corporation has authority to issue is 680,000,000 shares, consisting of:
(a)    5,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”); and
(b)    675,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”).

Appendix B

NORTHERN OIL AND GAS, INC.
2018 EQUITY INCENTIVE PLAN

1.    Purpose. The purpose of the Northern Oil and Gas, Inc. 2018 Equity Incentive Plan (the “Plan”) is to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s stockholders, and to thereby promote the Company’s long-term business success.
2.    Definitions. In this Plan, the following definitions will apply.
(a)    “Affiliate” means any entity that is a Subsidiary or Parent of the Company.

(b)    “Agreement” means the written or electronic agreement, notice or other document containing the terms and conditions applicable to each Award granted under the Plan, including all amendments thereto. An Agreement is subject to the terms and conditions of the Plan.
(c)    “Award” means a grant made under the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Stock Units or an Other Stock-Based Award.
(d)    “Board” means the Board of Directors of the Company.
(e)    “Cause” means, unless otherwise defined in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, a Participant’s (i) ongoing failure to perform satisfactorily the duties reasonably required of the Participant by the Company (other than by reason of Disability); (ii) material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses); (iii) material breach of the Company’s business conduct or ethics code or of any fiduciary duty or nondisclosure, non-solicitation, non-competition or similar obligation owed to the Company or any Affiliate; (iv) engaging in any act or practice that involves personal dishonesty on the part of the Participant or demonstrates a willful and continuing disregard for the best interests of the Company and its Affiliates; or (v) engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to the Company or any of its Affiliates, their business or any of their customers, employees or vendors.
(f)    “Change in Control” means, unless otherwise defined in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, one of the following:
(1)    An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding Voting Securities, except that the following will not constitute a Change in Control:

(A)    any acquisition of securities of the Company by an Exchange Act Person from the Company for the purpose of providing financing to the Company;

(B)    any formation of a Group consisting solely of beneficial owners of the Company’s Voting Securities as of the effective date of this Plan; or

(C)    any repurchase or other acquisition by the Company of its Voting Securities that causes any Exchange Act Person to become the beneficial owner of more than 50% of the Company’s Voting Securities.

If, however, an Exchange Act Person or Group referenced in clause (A), (B) or (C) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of more than 50% of the combined voting power of the Company’s Voting Securities by one of the means described in those clauses, then a Change in Control will be deemed to have occurred.

(2)    Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.

(3)    A Corporate Transaction is consummated, unless, immediately following such Corporate Transaction, all or substantially all of the individuals and entities who were the beneficial owners of the Company’s Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity resulting from such Corporate Transaction (including beneficial ownership through any Parent of such entity) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company's Voting Securities.

Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this Section 2(f) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.
(g)    “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include any applicable regulations thereunder and any successor or similar statutory provisions.
(h)    “Committee” means two or more Non‑Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of applicable stock exchange rules and regulations and (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3.
(i)    “Company” means Northern Oil and Gas, Inc., a Delaware corporation, and any successor thereto.

(j)    “Continuing Director” means an individual (i) who is, as of the effective date of the Plan, a director of the Company, or (ii) who becomes a director of the Company after the effective date hereof and whose initial election, or nomination for election by the Company’s stockholders, was approved by at least a majority of the then Continuing Directors, but excluding, for purposes of this clause (ii), an individual whose initial assumption of office occurs as the result of an actual proxy contest involving the solicitation of proxies or consents by a person or Group other than the Board, or by reason of an agreement intended to avoid or settle an actual or threatened proxy contest.

(k)    “Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving corporation.

(l)    “Disability” means (A) any permanent and total disability under any long-term disability plan or policy of the Company or its Affiliates that covers the Participant, or (B) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning of Code Section 22(e)(3).
(m)    “Employee” means an employee of the Company or an Affiliate.
(n)    “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.
(o)    “Exchange Act Person” means any natural person, entity or Group other than (i) the Company or any Affiliate; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company’s Voting Securities in substantially the same proportions as their beneficial ownership of the Company’s Voting Securities.
(p)    “Fair Market Value” means the fair market value of a Share determined as follows:
(1)    If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sales price for a Share on the principal securities market on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(2)    If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.

(q)    “Full Value Award” means an Award other than an Option Award or Stock Appreciation Right Award.

(r)    “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.

(s)    “Group” means two or more persons who act, or agree to act together, as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of securities of the Company.
(t)    “Non-Employee Director” means a member of the Board who is not an Employee.
(u)    “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price. An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422. A “Non‑Qualified Stock Option” or “NQSO” means an Option other than an Incentive Stock Option.

(v)    “Other Stock-Based Award” means an Award described in Section 11 of this Plan.

(w)    “Parent” means a “parent corporation,” as defined in Code Section 424(e).

(x)    “Participant” means a Service Provider to whom a then-outstanding Award has been granted under the Plan.

(y)    “Plan” means this Northern Oil and Gas, Inc. 2018 Equity Incentive Plan, as amended and in effect from time to time.

(z)    “Prior Plan” means the Northern Oil and Gas, Inc. 2013 Incentive Plan, as amended as of the effective date of this Plan.

(aa)    “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.
(bb)    “Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of providing services to the Company or any Affiliate or upon the entity to which the Service Provider provides services ceasing to be an Affiliate. Except as otherwise provided in this Plan or any Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.
(cc)    “Service Provider” means an Employee, a Non-Employee Director, or any natural person who is a consultant or advisor, or is employed by a consultant or advisor retained by the Company or any Affiliate, and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.
(dd)    “Share” means a share of Stock.
(ee)    “Stock” means the common stock, $0.001 par value per Share, of the Company.
(ff)    “Stock Appreciation Right” or “SAR” means the right to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.
(gg)    “Stock Unit” means a right to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(hh)    “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

(ii)    “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines. The terms and conditions of a Substitute Award may vary from the terms and conditions set forth in the Plan to the extent that the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which it has been granted.

(jj)    “Voting Securities” of an entity means the outstanding equity securities (or comparable equity interests) entitled to vote generally in the election of directors of such entity.

3.    Administration of the Plan.
(a)    Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.
(b)    Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:

(1)    determining the Service Providers to whom Awards will be granted, the timing of each such Award, the type of and the number of Shares covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;

(2)    cancelling or suspending an Award, accelerating the vesting or extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 15(d) and 15(e);

(3)    adopting sub-plans or special provisions applicable to Awards, establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement, reconciling any inconsistency, correcting any defect or supplying an omission in the Plan or any Agreement, and making all other determinations necessary or desirable for the administration of the Plan;

(4)    granting Substitute Awards under the Plan;

(5)    taking such actions as are provided in Section 3(c) with respect to Awards to foreign Service Providers; and
(6)    requiring or permitting the deferral of the settlement of an Award, and establishing the terms and conditions of any such deferral.

(c)    Awards to Foreign Service Providers. The Committee may grant Awards to Service Providers who are foreign nationals, who are located outside of the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of the Plan. In connection therewith, the Committee may establish such subplans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.

(d)    Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective even if one or more members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i) and (ii) of Section 2(h). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more directors or executive officers of the Company or to a committee of the Board comprised of one or more directors of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.

(e)    Finality of Decisions. The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

(f)    Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual's duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise.

4.    Shares Available Under the Plan.

(a)    Maximum Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be 15,000,000, plus any Shares of Stock remaining available for future grants under the Prior Plan on the effective date of this Plan. No further awards may be made under the Prior Plan after the effective date of this Plan. Shares issued under the Plan may come from authorized and unissued shares. In determining the number of Shares to be counted against this share reserve in connection with any Award, the following rules shall apply:
(1)    Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve shall be the maximum number of Shares that could be received under that particular Award, until such time as it can be determined that only a lesser number of shares could be received.
(2)    Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.

(3)    Shares subject to Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(4)    Awards that may be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(b)    Effect of Forfeitures and Other Actions. Any Shares subject to an Award, or to an award granted under the Prior Plan that is outstanding on the effective date of this Plan (a “Prior Plan Award”), that expires, is cancelled or forfeited or is settled for cash shall, to the extent of such cancellation, forfeiture, expiration or cash settlement, again become available for Awards under this Plan, and the share reserve under Section 4(a) shall be correspondingly replenished. The following Shares shall not, however, again become available for Awards or replenish the share reserve under Section 4(a): (i) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company in payment of the exercise price of a stock option issued under this Plan or the Prior Plan, (ii) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award under this Plan or the Prior Plan, (iii) Shares repurchased by the Company with proceeds received from the exercise of a stock option issued under this Plan or the Prior Plan, and (iv) Shares subject to a stock appreciation right award issued under this Plan or the Prior Plan that are not issued in connection with the stock settlement of that award upon its exercise.

(c)    Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by security holders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall supplement the Share reserve under Section 4(a). Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.

(d)    No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, adopt any rounding convention it deems suitable or pay cash in lieu of any fractional Share in settlement of an Award.

5.    Eligibility. Participation in the Plan is limited to Service Providers. Incentive Stock Options may only be granted to Employees.
6.    General Terms of Awards.
(a)    Award Agreement. Each Award shall be evidenced by an Agreement setting forth the amount of the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee. An Award to a Participant may be made singly or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.
(b)    Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to vest and, if applicable, expire (which shall not be more than ten years from the Grant Date), and, consistent with the requirements of this Section 6(b), the applicable vesting conditions and any applicable performance period. Awards that vest based solely on the satisfaction by the Participant of service-based vesting conditions shall be subject to a vesting period of not less than one year from the applicable Grant Date (during which no portion of the award may be scheduled to vest), and Awards whose grant or vesting is subject to the satisfaction of performance goals over a performance period shall be subject to a performance period of not less than one year. The foregoing minimum vesting and performance periods will not, however, apply in connection with: (i)  a Change in Control as provided in Section 12(b)(2), 12(b)(4) or 12(c), (ii) a termination of Service due to death or Disability, (iii) a Substitute Award that does not reduce the vesting period of the award being replaced, (iv) Awards made in payment of or exchange for other compensation already earned and payable, (v) Awards made to Non-Employee Directors, and (vi) outstanding, exercised and settled Awards involving an aggregate number of Shares not in excess of 5% of the Plan’s share reserve specified in Section 4(a). Unless the Committee provides otherwise, the vesting of Awards granted hereunder will be suspended during any unpaid leave of absence.
(c)    Transferability. Except as provided in this Section 6(c), (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no effect. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of Service of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.
(d)    Designation of Beneficiary. To the extent permitted by the Committee, a Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award that is exercisable or payable on or after the Participant’s death. Any such designation shall be on a form approved by the Company and shall be effective upon its receipt by the Company.
(e)    Termination of Service. Unless otherwise provided in an applicable Agreement or another then-effective written agreement between a Participant and the Company, and subject to Section 12 of this Plan, if a Participant’s Service with the Company and all of its Affiliates terminates, the following provisions shall apply (in all cases subject to the scheduled expiration of an Option or SAR Award, as applicable):
(1)    Upon termination of Service for Cause, or upon conduct during a post-termination exercise period that would constitute Cause, all unexercised Option and SAR Awards and all unvested portions of any other outstanding Awards shall be immediately forfeited without consideration.

(2)    Upon termination of Service for any other reason, all unvested and unexercisable portions of any outstanding Awards shall be immediately forfeited without consideration.
(3)    Upon termination of Service for any reason other than Cause, death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of three months after the date of such termination.

However, if a Participant thereafter dies during such three-month period, the vested and exercisable portions of the Option and SAR Awards may be exercised for a period of one year after the date of such termination.
(4)    Upon termination of Service due to death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of one year after the date of such termination.
(f)    Rights as Stockholder. No Participant shall have any rights as a stockholder with respect to any Shares covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.
(g)    Performance-Based Awards. Any Award may be granted as a performance-based Award if the Committee establishes one or more measures of corporate, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the grant, vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award. In connection with any such Award, the Committee shall determine the extent to which performance measures have been attained and other applicable terms and conditions have been satisfied, and the degree to which the grant, vesting, exercisability, lapse of restrictions and/or settlement of such Award has been earned. The Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or adjustments to or waivers of the achievement of performance goals under specified circumstances such as (i) the occurrence of events that are unusual in nature or infrequently occurring, such as a Change in Control, an equity restructuring (as described in Section 12(a)), acquisitions, divestitures, restructuring activities, recapitalizations, or asset write-downs, (ii) a change in applicable tax laws or accounting principles, or (iii) the Participant’s death or Disability.
(h)    Dividends and Dividend Equivalents. No dividends, dividend equivalents or distributions will be paid with respect to Shares subject to an Option or SAR Award. Any dividends or distributions payable with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions and risk of forfeiture as the Shares to which such dividends or distributions relate. In its discretion, the Committee may provide in an Award Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents, based on dividends actually declared and paid on outstanding Shares, on the units or other Share equivalents subject to the Stock Unit Award or Other Stock-Based Award, and such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the units or other Share equivalents to which such dividend equivalents relate. The additional terms of any such dividend equivalents will be as set forth in the applicable Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. Any Shares issued or issuable during the term of this Plan as the result of the reinvestment of dividends or the deemed reinvestment of dividend equivalents in connection with an Award or a Prior Plan Award shall be counted against, and replenish upon any subsequent forfeiture, the Plan’s share reserve as provided in Section 4.

(i)    Deferrals of Full Value Awards. The Committee may, in its discretion, permit or require the deferral by a Participant of the issuance of Shares or payment of cash in settlement of any Full Value Award, subject to such terms, conditions, rules and procedures as it may establish or prescribe for such purpose and with the intention of complying with the applicable requirements of Code Section 409A. The terms, conditions, rules and procedures for any such deferral shall be set forth in writing in the relevant Agreement or in such other agreement, plan or document as the Committee may determine, or some combination of such documents. The terms, conditions, rules and procedures for any such deferral shall address, to the extent relevant, matters such as: (i) the amount of compensation that may or must be deferred (or the method for calculating the amount); (ii) the permissible time(s) and form(s) of payment of deferred amounts; (iii) the terms and conditions of any deferral elections by a Participant or of any deferral required by the Company; and (iv) the crediting of interest or dividend equivalents on deferred amounts.

7.    Stock Option Awards.
(a)    Type and Exercise Price. The Agreement pursuant to which an Option Award is granted shall specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option. The exercise price at which each Share subject to an Option Award may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A and, in the case of Incentive Stock Options, Code Section 424).
(b)    Payment of Exercise Price. The purchase price of the Shares with respect to which an Option Award is exercised shall be payable in full at the time of exercise. The purchase price may be paid in cash or in such other manner as the Committee may permit, including by payment under a broker-assisted sale and remittance program, by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in either case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).

(c)    Exercisability and Expiration. Each Option Award shall be exercisable in whole or in part on the terms provided in the Agreement. No Option Award shall be exercisable at any time after its scheduled expiration. When an Option Award is no longer exercisable, it shall be deemed to have terminated.
(d)    Incentive Stock Options.
(1)    An Option Award will constitute an Incentive Stock Option Award only if the Participant receiving the Option Award is an Employee, and only to the extent that (i) it is so designated in the applicable Agreement and (ii) the aggregate Fair Market Value (determined as of the Option Award’s Grant Date) of the Shares with respect to which Incentive Stock Option Awards held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000 or such other amount specified by the Code. To the extent an Option Award granted to a Participant exceeds this limit, the Option Award shall be treated as a Non-Qualified Stock Option Award. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Option Awards under the Plan shall be 15,000,000, subject to adjustment as provided in Section 12(a).
(2)    No Participant may receive an Incentive Stock Option Award under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined Voting Power of all classes of stock of the Company or an Affiliate, unless (i) the per Share exercise price for such Award is at least 110% of the Fair Market Value of a Share on the Grant Date and (ii) such Award will expire no later than five years after its Grant Date.

(3)    For purposes of continued Service by a Participant who has been granted an Incentive Stock Option Award, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option.

(4)    If an Incentive Stock Option Award is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Option shall thereafter be treated as a Non-Qualified Stock Option.
(5)    The Agreement covering an Incentive Stock Option Award shall contain such other terms and provisions that the Committee determines necessary to qualify the Option Award as an Incentive Stock Option Award.
8.    Stock Appreciation Right Awards.
(a)    Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR Award all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR Award of the number of Shares as to which the SAR Award is being exercised, over (ii) the aggregate exercise price for such number of Shares. The per Share exercise price for any SAR Award shall be determined by the Committee and set forth in the applicable Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).
(b)    Exercise of SAR. Each SAR Award may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement. No SAR Award shall be exercisable at any time after its scheduled expiration. When a SAR Award is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a SAR Award, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR Award.
9.    Restricted Stock Awards.
(a)    Vesting and Consideration. Shares subject to a Restricted Stock Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company reacquisition or repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.

(b)    Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more Stock certificates issued in the name of the Participant. Any such Stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to comparable restrictions and corresponding stop transfer instructions. Upon the vesting of Shares of Restricted Stock, and the Company’s determination that any necessary conditions precedent to the release of vested Shares (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, such vested Shares shall be made available to the Participant in such manner as may be prescribed or permitted by the Committee. Except as otherwise provided in the Plan or an applicable Agreement, a Participant with a Restricted Stock Award shall have all the rights of a stockholder, including the right to vote the Shares of Restricted Stock.
10.    Stock Unit Awards.
(a)    Vesting and Consideration. A Stock Unit Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion. If vesting of a Stock Unit Award is conditioned on the achievement of specified performance goals, the extent to which they are achieved over the specified performance period shall determine the number of Stock Units that will be earned and eligible to vest, which may be greater or less than the target number of Stock Units stated in the Agreement. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.
(b)    Settlement of Award. Following the vesting of a Stock Unit Award, and the Company’s determination that any necessary conditions precedent to the settlement of the Award (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan) or a combination of cash and Shares as determined by the Committee.
11.    Other Stock-Based Awards. The Committee may from time to time grant Shares and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Committee may direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

12.    Changes in Capitalization, Corporate Transactions, Change in Control.

(a)    Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants.  In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan.  No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b)    Corporate Transactions. Unless otherwise provided in an applicable Agreement or another written agreement between a Participant and the Company, the following provisions shall apply to outstanding Awards in the event of a Change in Control that involves a Corporate Transaction.

(1)    Continuation, Assumption or Replacement of Awards. In the event of a Corporate Transaction, then the surviving or successor entity (or its Parent) may continue, assume or replace Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required or permitted by Section 12(a)), and such Awards or replacements therefor shall remain outstanding and be governed by their respective terms, subject to Section 12(b)(4) below. A surviving or successor entity may elect to continue, assume or replace only some Awards or portions of Awards. For purposes of this Section 12(b)(1), an Award shall be considered assumed or replaced if, in connection with the Corporate Transaction and in a manner consistent with Code Section 409A (and Code Section 424 if the Award is an ISO), either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (ii) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and contains terms and conditions that are substantially similar to those of the Award.

(2)    Acceleration. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then (i) all outstanding Option and SAR Awards shall become fully vested and exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Committee, and shall terminate at the effective time of the Corporate Transaction, and (ii) all outstanding Full Value Awards shall fully vest immediately prior to the effective time of the Corporate Transaction. The Committee shall provide written notice of the period of accelerated exercisability of Option and SAR Awards to all affected Participants. The exercise of any Option or SAR Award whose exercisability is accelerated as provided in this Section 12(b)(2) shall be conditioned upon the consummation of the Corporate Transaction and shall be effective only immediately before such consummation.

(3)    Payment for Awards. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then the Committee may provide that some or all of such outstanding Awards shall be canceled at or immediately prior to the effective time of the Corporate Transaction in exchange for payments to the holders as provided in this Section 12(b)(3). The Committee will not be required to treat all Awards similarly for purposes of this Section 12(b)(3). The payment for any Award canceled shall be in an amount equal to the difference, if any, between (i) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award, and (ii) the aggregate exercise price (if any) for the Shares subject to such Award. If the amount determined pursuant to the preceding sentence is not a positive number with respect to any Award, such Award may be canceled pursuant to this Section 12(b)(3) without payment of any kind to the affected Participant. Payment of any amount under this Section 12(b)(3) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s stockholders in connection with the Corporate Transaction, and may, in the Committee’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award canceled, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s stockholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.

(4)    Termination After a Corporate Transaction. If and to the extent that Awards are continued, assumed or replaced under the circumstances described in Section 12(b)(1), and if within 24 months after the Corporate Transaction a Participant experiences an involuntary termination of Service for reasons other than Cause, then (i) outstanding Option and SAR Awards issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable for one year following the Participant’s termination of employment, and (ii) any Full Value Awards that are not yet fully vested shall immediately vest in full.

(c)    Other Change in Control. Unless otherwise provided in an applicable Agreement or another written agreement between a Participant and the Company, if within 24 months after a Change in Control that does not involve a Corporate Transaction a Participant experiences an involuntary termination of Service for reasons other than Cause, then (i) outstanding Option and SAR Awards issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable for one year following the Participant’s termination of employment, and (ii) any Full Value Awards that are not yet fully vested shall immediately vest in full.

(d)    Dissolution or Liquidation. Unless otherwise provided in an applicable Agreement, in the event of a proposed dissolution or liquidation of the Company, the Committee will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. An Award will terminate immediately prior to the consummation of such proposed action.

(e)    Parachute Payment Limitation.

(1)    Notwithstanding any other provision of this Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its Affiliates to a Participant or for the Participant’s benefit pursuant to the terms of this Plan or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code, and would, but for this Section 12(e) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law and any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing clauses (i) or (ii) results in the Participant’s receipt on an after-tax basis of the greatest amount of payments and benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax).

(2)    Any such reduction shall be made in accordance with Section 409A of the Code and the following: (i) the Covered Payments which do not constitute deferred compensation subject to Section 409A of the Code shall be reduced first, and (ii) Covered Payments that are cash payments shall be reduced before non-cash payments, and Covered Payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

(3)    If, notwithstanding the initial application of this Section 12(e), the Internal Revenue Service determines that any Covered Payment constitutes an “excess parachute payment” (as defined by Section 280G(b) of the Code), this Section 12(e) will be reapplied based on the Internal Revenue Service’s determination, and the Participant will be required to promptly repay the portion of the Covered Payments required to avoid imposition of the Excise Tax together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of the Participant’s receipt of the excess payments until the date of repayment).

(4)    Any determination required under this Section 12(e) shall be made in writing in good faith by the accounting firm which was the Company's independent auditor immediately before the Change in Control (the “Accountants”), which shall provide detailed supporting calculations to the Company and the Participant as requested by the Company or the Participant. The Company and the Participant shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 12(e).

13.    Plan Participation and Service Provider Status. Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.

14.    Tax Withholding. The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the Participant to satisfy all or any part of the required tax withholding obligations (but not to exceed the maximum individual statutory tax rate in each applicable jurisdiction) by authorizing the Company to withhold a number of the Shares that would otherwise be delivered to the Participant pursuant to the Award, or by transferring to the Company Shares already owned by the Participant, with the Shares so withheld or delivered having a Fair Market Value on the date the taxes are required to be withheld equal to the amount of taxes to be withheld.
15.    Effective Date, Duration, Amendment and Termination of the Plan.
(a)    Effective Date. The Plan shall become effective on the date it is approved by the Company’s stockholders, which shall be considered the date of its adoption for purposes of Treasury Regulation §1.422-2(b)(2)(i). No Awards shall be made under the Plan prior to its effective date. If the Company’s stockholders fail to approve the Plan by August 31, 2019, the Plan will be of no further force or effect.
(b)    Duration of the Plan. The Plan shall remain in effect until all Shares subject to it are distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 15(c), or the tenth anniversary of the effective date of the Plan, whichever occurs first (the “Termination Date”). Awards made before the Termination Date shall continue to be outstanding in accordance with their terms and the terms of the Plan unless otherwise provided in the applicable Agreements.
(c)    Amendment and Termination of the Plan. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its stockholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant's consent, unless such action is necessary to comply with applicable law or stock exchange rules.

(d)    Amendment of Awards. Subject to Section 15(e), the Committee may unilaterally amend the terms of any Agreement evidencing an Award previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law or stock exchange rules or any compensation recovery policy as provided in Section 16(i).

(e)    No Option or SAR Repricing. Except as provided in Section 12(a), no Option or Stock Appreciation Right Award granted under the Plan may be (i) amended to decrease the exercise price thereof, (ii) cancelled in conjunction with the grant of any new Option or Stock Appreciation Right Award with a lower exercise price, (iii) cancelled in exchange for cash, other property or the grant of any Full Value Award at a time when the per share exercise price of the Option or Stock Appreciation Right Award is greater than the current Fair Market Value of a Share, or (iv) otherwise subject to any action that would be treated under accounting rules as a “repricing” of such Option or Stock Appreciation Right Award, unless such action is first approved by the Company’s stockholders.

16.    Other Provisions.
(a)    Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.
(b)    Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(d) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.
(c)    Compliance with Applicable Legal Requirements and Company Policies. No Shares distributable pursuant to the Plan shall be issued and delivered unless and until the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Company’s Shares may, at the time, be listed. During any period in which the offering and issuance of Shares under the Plan is not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws.  Any stock certificate or book-entry evidencing Shares issued under the Plan that are subject to securities law restrictions shall bear or be accompanied by an appropriate restrictive legend or stop transfer instruction. Notwithstanding any other provision of this Plan, the acquisition, holding or disposition of Shares acquired pursuant to the Plan shall in all events be subject to compliance with applicable Company policies, including those relating to insider trading, pledging or hedging transactions, minimum post-vesting holding periods and stock ownership guidelines, and to forfeiture or recovery of compensation as provided in Section 16(i).
(d)    Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.
(e)    Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Delaware without regard to its conflicts-of-law principles and shall be construed accordingly.
(f)    Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)    Code Section 409A. It is intended that (i) all Awards of Options, SARs and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and (ii) all other Awards under the Plan will either not provide for the deferral of compensation within the meaning of Code

Section 409A, or will comply with the requirements of Code Section 409A, and Awards shall be structured and the Plan administered and interpreted in accordance with this intent. The Plan and any Agreement may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or Board in order to maintain such exemption from or compliance with Code Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law. Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:

(1)    If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A;

(2)    If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.

None of the Company, the Board, the Committee nor any other person involved with the administration of this Plan shall (i) in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Code Section 409A, (ii) have any obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A, and (iii) shall have any liability to any Participant for any such tax liabilities.

(h)    Rule 16b-3. It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 16(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

(i)    Forfeiture and Compensation Recovery.

(1)    The Committee may specify in an Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include termination of Service for Cause; violation of any material Company or Affiliate policy; breach of noncompetition, non-solicitation or confidentiality provisions that apply to the Participant; a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.

(2)    Awards and any compensation associated therewith may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. Any Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

NORTHERN OIL AND GAS, INC. 601 Carlson Parkway, Suite 990 Minnetonka, MN 55305
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		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR all of the following:		☐	☐	☐
1.	Election of Directors
Nominees
01 Bahram Akradi	02 Lisa Bromiley	03 Roy Easley		04 Michael Frantz
05 Robert Grabb	06 Jack King	07 Joseph Lenz		08 Michael Popejoy

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.					For	Against	Abstain
2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.				☐	☐	☐
3.	To approve an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of common stock to 675,000,000.				☐	☐	☐
4.	To approve the 2018 Equity Incentive Plan.				☐	☐	☐
5.	To approve, on an advisory basis, the compensation paid to our named executive officers.				☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date	Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report on Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com

NORTHERN OIL AND GAS, INC. Annual Meeting of Stockholders August 23, 2018 8:30 AM This proxy is solicited by the Board of Directors
The stockholder(s) hereby revokes all prior proxies and appoint(s) Brandon Elliott and Erik Romslo, or either of them, as proxies, with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of Northern Oil and Gas, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, CDT on August 23, 2018 at the JW Marriott Minneapolis, 2141 Lindau Lane, Minneapolis, Minnesota 55425, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.
Continued and to be signed on reverse side